EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and between

AMERIS BANCORP

and

HAMILTON STATE BANCSHARES, INC.

Dated as of January 25, 2018

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3.10	Allowance for Loan and Lease Losses	29

3.11	Ordinary Course; Lack of Material Adverse Change	30

3.12	Reorganization	30

3.13	Taxes	30

3.14	Title to Assets; Real Property	32

3.15	Litigation; Orders	33

3.16	Compliance	33

3.17	Loans	34

3.18	Regulatory Capital; CRA Compliance	35

3.19	Investment Portfolio	35

3.20	Derivative Transactions	36

3.21	Intellectual Property	36

3.22	Environmental Matters	36

3.23	Material Contracts	37

3.24	Employee Benefit Matters	38

3.25	Labor Relations; Employment Matters	39

3.26	Related Party Transactions	40

3.27	Insurance	40

3.28	Trust Business; Administration of Fiduciary Accounts	40

3.29	Investment Management and Related Activities	40

3.30	Brokers; Fairness Opinion	41

3.31	HSB Information	41

3.32	Information Supplied	41

3.33	No Other Representations or Warranties	41

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF ABCB		42

4.1	Making of Representations and Warranties	42

4.2	Organization	42

4.3	Authority; Binding Nature	43

4.4	No Conflicts	43

4.5	Consents and Approvals	43

4.6	Regulatory Matters	44

4.7	Capitalization	44

4.8	Deposits	45

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4.9	ABCB SEC Filings	45

4.10	Financial Statements	45

4.11	Ordinary Course; Lack of Material Adverse Change	46

4.12	Reorganization	46

4.13	Taxes	47

4.14	Litigation; Orders	48

4.15	Compliance	48

4.16	Regulatory Capital; CRA Compliance	49

4.17	Material Contracts	49

4.18	No Financing	49

4.19	Brokers	49

4.20	Information Supplied	50

4.21	No Other Representations or Warranties	50

ARTICLE V covenants		50

5.1	Conduct of Business of HSB	50

5.2	Conduct of Business of ABCB	54

5.3	Approvals and Filings	55

5.4	Access; Current Information	56

5.5	Notification of Certain Changes	58

5.6	Public Announcements	58

5.7	Employee Benefit Matters	58

5.8	No Solicitation of Transaction by HSB	60

5.9	Indemnification; Directors’ and Officers’ Insurance	61

5.10	Efforts to Consummate	63

5.11	Information Systems Conversion	63

5.12	No Control of Other Party’s Business	63

5.13	Tax Matters	63

5.14	Nasdaq Listing	64

5.15	Litigation and Claims	64

5.16	Retention Bonus Program	65

5.17	Termination of Stockholders’ Agreement	65

5.18	Director Resignations	65

5.19	Non-Solicitation Agreements	65

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5.20	Trust Preferred Securities	65

ARTICLE VI conditions to close		66

6.1	Conditions to Each Party’s Obligations	66

6.2	Conditions to Obligations of ABCB	66

6.3	Conditions to the Obligations of HSB	67

ARTICLE VII TERMINATION		68

7.1	Termination	68

7.2	Effect of Termination	70

ARTICLE VIII MISCELLANEOUS		71

8.1	Notices	71

8.2	Entire Agreement	72

8.3	Amendments	72

8.4	Waivers	73

8.5	Binding Effect; Assignment	73

8.6	Governing Law	73

8.7	Waiver of Jury Trial	73

8.8	Cumulative Remedies; Specific Performance	74

8.9	Expenses	74

8.10	Prevailing Party	74

8.11	Counterparts	74

8.12	Nonsurvival	74

Exhibit A – Form of Bank Plan of Merger and Merger Agreement

Exhibit B – Form of Voting and Support Agreement

Exhibit C – Form of Director Non-Solicitation Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of January 25, 2018 (the “Agreement”), is entered into by and between Ameris Bancorp, a Georgia corporation (“ABCB”), and Hamilton State Bancshares, Inc., a Georgia corporation (“HSB”).

WITNESSETH:

WHEREAS, the boards of directors of HSB and ABCB have determined that it is in the best interests of their respective corporations and shareholders to consummate the business combination transaction provided for herein in which HSB will, subject to the terms and conditions set forth herein, merge with and into ABCB, with ABCB being the surviving entity (the “Merger”);

WHEREAS, it is contemplated that the business combination contemplated herein shall be immediately followed by a merger of HSB’s banking subsidiary, Hamilton State Bank (“Hamilton”), with and into ABCB’s banking subsidiary, Ameris Bank (“Ameris”), with Ameris being the surviving entity (the “Bank Merger”), upon the terms and with the effect set forth in the Bank Plan of Merger and Merger Agreement by and between Hamilton and Ameris, substantially in the form attached hereto as Exhibit A (the “Bank Merger Agreement”);

WHEREAS, the board of directors of each of HSB and ABCB has (i) adopted this Agreement and approved the transactions contemplated by this Agreement, including the Merger, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

WHEREAS, the board of directors of HSB has resolved and agreed, upon the terms and subject to the conditions set forth herein, to recommend that HSB’s shareholders (the “HSB Shareholders”) approve this Agreement; and

WHEREAS, as a material inducement for each of the parties to enter into this Agreement, (i) each of the directors and certain principal HSB Shareholders have entered into a Voting and Support Agreement with ABCB and HSB dated as of the date hereof, the form of which is attached hereto as Exhibit B (the “Voting Agreement”), pursuant to which each such Person has agreed, among other things, to vote in favor of the approval of this Agreement and the transactions contemplated hereby, and (ii) each of the directors of HSB and Hamilton has entered into a Director Non-Solicitation Agreement dated as of the date hereof, the form of which is attached hereto as Exhibit C (the “Non-Solicitation Agreements”);

NOW, THEREFORE, in consideration of the representations and warranties, covenants and agreements, and subject to the conditions contained herein, the parties hereby agree as follows:

ARTICLE I

definitions

1.1          Certain Definitions. As used herein, the following terms shall have the following meanings:

(a)          “401(k) Plan” means the Hamilton State Bank Section 401(k) Profit Sharing Plan.

(b)          “ABCB Common Stock” means the Common Stock, $1.00 par value per share, of ABCB.

(c)          “ABCB Employee Benefit Plan” means any plan, agreement or arrangement (including any “employee benefit plan” as defined in Section 3(3) of ERISA) and any trust or other funding medium relating thereto with respect to which ABCB has or may have any liability or whereby ABCB and any of its Affiliates provides or is obligated to provide any benefit, to any current or former officer, director, employee or individual independent contractor of ABCB or its Affiliates, including any profit sharing, “golden parachute,” deferred compensation, incentive compensation, stock option, stock purchase, Code Section 125 cafeteria plan or flexible benefit arrangement, rabbi trust, severance, retention, supplemental income, change in control, fringe benefit, perquisite, pension, retirement, health or insurance plans, agreements or arrangements.

(d)          “Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving HSB or any of its Subsidiaries or any proposal or offer to acquire in any manner in a single transaction or series of transactions more than twenty percent (20%) of the voting power in, or more than twenty percent (20%) of the fair market value of the business, assets or deposits of, HSB or any of its Subsidiaries, other than the transactions contemplated by this Agreement or the Bank Merger Agreement.

(e)          “Affiliate” means, with respect to any Person, any other Person that, alone or together with any other Person, directly or indirectly controls, is controlled by or is under common control with, such Person. For the purpose of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”), shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract, agency or otherwise. In addition, references to “controlled Affiliate” shall mean, with respect to any Person, any Affiliate of such Person which is controlled by such Person (without regard to any other Affiliates except its Subsidiaries) as determined in accordance with the preceding sentence.

(f)           “Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of any Applicable Law.

(g)          “Applicable Law(s)” or “Law(s)” means and includes: (i) any statute, decree, constitution, rule, regulation, ordinance, code, requirement, order, judgment, decree, directive or other binding action of or by any Governmental Authority as to which a party is subject; (ii) any treaty, pact, compact or other agreement to which any Governmental Authority is a signatory or party as to which a party is subject; (iii) any judicial or administrative interpretation of the application of any Applicable Law described in the immediately preceding clause (i) or (ii); and (iv) any amendment or revision of any Applicable Law described in the immediately preceding clause (i), (ii) or (iii).

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(h)          “Average ABCB Closing Stock Price” means the volume weighted average price of ABCB Common Stock on Nasdaq as reported by Bloomberg L.P. for the twenty (20) consecutive full trading days ending at the closing of trading on the trading day immediately prior to the Closing Date, rounded to three decimal places.

(i)           “Average ABCB Determination Date Stock Price” means the volume weighted average price of ABCB Common Stock on Nasdaq as reported by Bloomberg L.P. for the twenty (20) consecutive full trading days ending at the closing of trading on the trading day immediately prior to the Determination Date, rounded to three decimal places.

(j)           “Average Index Price” means the average closing price of the Index for the twenty (20) consecutive full trading days ending at the closing of trading on the trading day immediately prior to the Determination Date.

(k)          “Balance Sheet Date” means December 31, 2016.

(l)           “Business Day” means any day other than Saturday, Sunday, a day which is a legal holiday in Georgia or a day on which commercial banks in Georgia are authorized or required by Applicable Law to close.

(m)         “Charter Documents” means with respect to any entity, the certificate of formation, certificate of incorporation, articles of organization, articles of incorporation, bylaws, regulations, operating agreement, limited liability company agreement or other organizational document of such entity and any amendments thereto.

(n)          “COBRA” means Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA, and any similar state Law.

(o)          “Code” means the Internal Revenue Code of 1986, as amended.

(p)          “Confidentiality Agreement” means the confidentiality and nondisclosure agreement, dated as of December 22, 2017, between ABCB and HSB.

(q)          “Contract” means any agreement, contract, arrangement or understanding, whether oral or written, that is legally binding on HSB or ABCB, as the case may be, or any of its Subsidiaries.

(r)           “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.

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(s)          “Determination Date” means the trading day immediately following the last of the following dates to occur: (i) the effective date (including expiration of any applicable waiting period) of the last required Regulatory Approval necessary to consummate the transactions contemplated hereby; and (ii) the date of the receipt of the HSB Shareholder Approval.

(t)          “Environmental Law” means all Laws of any Governmental Authority relating to pollution or the protection of the environment, including Laws relating to releases, discharges or disposal of hazardous, toxic or radioactive substances, oils, pollutants or contaminants into the environment or otherwise relating to the distribution, use, treatment, storage, transport or handling of such substances, oils, pollutants or contaminants.

(u)          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(v)         “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(w)         “FDIC” means the Federal Deposit Insurance Corporation.

(x)          “Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

(y)          “GAAP” means generally accepted accounting principles in the United States, consistently applied, as in effect from time to time.

(z)          “GBCC” means the Georgia Business Corporation Code.

(aa)         “GDBF” means the Georgia Department of Banking and Finance.

(bb)       “Governmental Authority” means any governmental, regulatory or administrative body, agency, commission, board or authority, including any Regulatory Agency, or any court or judicial authority, to which a party is subject, whether international, national, federal, state or local.

(cc)        “Hazardous Substance” means: (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic or words of similar import or regulatory effect under Environmental Laws; and (ii) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls in concentrations regulated by Environmental Law.

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(dd)       “HSB Employee Benefit Plan” means any plan, agreement or arrangement (including any “employee benefit plan” as defined in Section 3(3) of ERISA) and any trust or other funding medium relating thereto with respect to which HSB has or may have any liability or whereby HSB and any of its Affiliates provides or is obligated to provide any benefit, to any current or former officer, director, employee or individual independent contractor of HSB or its Affiliates, including any profit sharing, “golden parachute,” deferred compensation, incentive compensation, stock option, stock purchase, Section 125 of the Code cafeteria plan or flexible benefit arrangement, rabbi trust, severance, retention, supplemental income, change in control, fringe benefit, perquisite, pension, retirement, health or insurance plans, agreements or arrangements.

(ee)        “HSB Incentive Plan” means the Hamilton State Bancshares, Inc. 2011 Incentive Plan.

(ff)         “HSB Intellectual Property” means the Intellectual Property used or held for use in the conduct of the business of HSB and its Subsidiaries.

(gg)       “HSB Material Contract” means each Contract to which HSB or any of its Subsidiaries is a party or is subject or by which HSB or any of its Subsidiaries is bound:

(i)          with respect to the employment of any directors, officers, employees or consultants, including any bonus, stock option, restricted stock, stock appreciation right or other employee benefit agreements or arrangements;

(ii)         which would entitle any present or former director, officer, employee, consultant or agent of HSB or any of its Subsidiaries to indemnification from HSB or any of its Subsidiaries;

(iii)        which, upon the execution or delivery of this Agreement, shareholder adoption of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether change-of-control, severance pay or otherwise) becoming due from HSB, Hamilton, the Surviving Corporation or any of their respective Subsidiaries to any officer, employee or director thereof;

(iv)        the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(v)         which grants any right of first refusal, right of first offer or similar right with respect to any assets or properties of HSB or any of its Subsidiaries;

(vi)        related to the borrowing by HSB or any of its Subsidiaries of money other than those entered into in the ordinary course of business and any guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

(vii)       which provides for payments to be made by HSB or any of its Subsidiaries upon a change in control thereof;

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(viii)      relating to the lease of personal property having a value in excess of $100,000 individually or $250,000 in the aggregate;

(ix)         relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties or which limits payments of dividends;

(x)          which relates to capital expenditures and involves future payments in excess of $100,000 individually or $250,000 in the aggregate;

(xi)         which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of business of HSB or any of its Subsidiaries;

(xii)        which is not terminable on ninety (90) days’ or less notice and involving the payment of more than $250,000 per annum;

(xiii)       which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by HSB or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its Affiliates to engage in any line of business or which grants any right of first refusal, right of first offer or similar right or that limits or purports to limit the ability of HSB or any of its Subsidiaries (or, following consummation of the transactions contemplated hereby, ABCB or any of its Subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;

(xiv)      pursuant to which HSB or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity; or

(xv)       which constitutes an HSB Regulatory Agreement.

(hh)       “HSB Restricted Stock Unit” means each restricted stock unit granted under the HSB Incentive Plan that is outstanding immediately prior to the Effective Time.

(ii)          “HSB Stock Option” means each option granted under the HSB Incentive Plan to acquire shares of HSB Common Stock that is outstanding and unexercised immediately prior to the Effective Time.

(jj)          “HSB Warrant” means each warrant to acquire shares of HSB Common Stock that is outstanding and unexercised immediately prior to the Effective Time.

(kk)        “Index” means the KBW Nasdaq Regional Banking Index (KRX).

(ll)          “Index Price” on a given date shall mean the current market price of the Index for that day.

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(mm)      “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; Software; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

(nn)       “Interim Balance Sheet Date” shall mean September 30, 2017.

(oo)       “IRS” means the Internal Revenue Service.

(pp)       “Knowledge” means: (i) with respect to HSB or Hamilton, the actual knowledge of an executive officer of HSB or Hamilton after reasonable inquiry of subordinate officers who would reasonably be expected to have knowledge of such facts, events or circumstances; and (ii) with respect to ABCB or Ameris, the actual knowledge of an executive officer of ABCB or Ameris Bank after reasonable inquiry of subordinate officers who would reasonably be expected to have knowledge of such facts, events or circumstances.

(qq)       “Lien” means any mortgage, lien, pledge, charge, encumbrance, security interest, easement, encroachment or other similar encumbrance or claim.

(rr)         “Material Adverse Change” or “Material Adverse Effect” means, with respect to HSB and its Subsidiaries, on the one hand, or ABCB and its Subsidiaries, on the other, any event, change, occurrence, effect or development that (i) has a material and adverse effect on the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, business, property or assets of HSB and its Subsidiaries, taken as a whole, or ABCB and its Subsidiaries, taken as a whole, as the case may be, or (ii) impairs the ability of HSB, on the one hand, or ABCB, on the other, as the case may be, to perform its material obligations under this Agreement or otherwise materially impedes or delays the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement or, with respect to HSB or any of its Subsidiaries, constitutes a Specified Regulatory Action; provided, however, that in the case of clause (i) only, a “Material Adverse Change” or “Material Adverse Effect” shall not be deemed to include events, changes, occurrences, effects or developments resulting from or arising out of: (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements or principles (so long as HSB and its Subsidiaries, on the one hand, or ABCB and its Subsidiaries, on the other, as the case may be, are not disproportionately affected thereby); (B) changes after the date of this Agreement in Laws of general applicability to financial institutions (so long as HSB and its Subsidiaries, on the one hand, or ABCB and its Subsidiaries, on the other, as the case may be, are not disproportionately affected thereby); (C) changes after the date of this Agreement in economic or market conditions affecting financial institutions generally, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in securities markets (so long as HSB and its Subsidiaries, on the one hand, or ABCB and its Subsidiaries, on the other, as the case may be, are not disproportionately affected thereby); (D) the impact of the public disclosure, pendency or performance of this Agreement or the Bank Merger Agreement or the transactions contemplated hereby or thereby; (E) any failure by HSB or ABCB to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Change or Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Change or a Material Adverse Effect); (F) changes in the trading price or trading volume of ABCB Common Stock; or (G) with respect to HSB and its Subsidiaries, actions taken or omitted to be taken with the prior written consent of ABCB or required by this Agreement or the Bank Merger Agreement, or with respect to ABCB and its Subsidiaries, actions taken or omitted to be taken with the prior written consent of HSB or required by this Agreement or the Bank Merger Agreement.

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(ss)        “Merger Consideration Price” means $9.06.

(tt)         “Nasdaq” means the Nasdaq Global Select Market.

(uu)       “Order” means any writ, judgment, injunction, determination, consent, order, decree, stipulation, award or executive order of or by any Governmental Authority applicable to ABCB, HSB or an Affiliate thereof, as the case may be.

(vv)       “Permit” means any permit, license, registration, authorization, certificate or approval of or from any Governmental Authority or any Order.

(ww)      “Permitted Lien” means (i) Liens for current Taxes and assessments not yet past due; (ii) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens and similar Liens arising in the ordinary course of business and (iii) other Liens and imperfections of title that do not materially detract from the current value of the property subject thereto or materially interfere with the current use by HSB or ABCB, as the case may be, of the property subject thereto.

(xx)        “Person” means any natural person, bank, corporation, association, partnership, limited liability company, organization, business, firm, trust, joint venture, unincorporated organization or any other entity or organization, including a Governmental Authority.

(yy)       “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

(zz)         “Proxy Statement/Prospectus” means the prospectus in connection with the issuance of shares of ABCB Common Stock pursuant to the Merger, and the proxy statement and other proxy solicitations materials of HSB relating to the HSB Shareholders’ Meeting, including any amendments or supplements thereto.

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(aaa)      “Registration Statement” means the registration statement on Form S-4 to be filed with the SEC by ABCB in connection with the issuance of shares of ABCB Common Stock in the Merger (including the Proxy Statement/Prospectus constituting a part thereof).

(bbb)     “Regulatory Approval” means the following approvals of, or actions taken with respect to, any Regulatory Agency or Governmental Authority that are required to consummate the transactions contemplated hereby or by the Bank Merger Agreement: (i) the filing of applications, filings and notices, as applicable, with the Nasdaq by ABCB; (ii) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHCA and approval of such applications, filings and notices; (iii) the filing of applications, filings and notices, as applicable, with the FDIC and the GDBF, as required, in connection with the Merger or the Bank Merger, and approval of such applications, filings and notices; (iv) the filing with the SEC of the Proxy Statement/Prospectus and the Registration Statement by ABCB and the declaration of effectiveness of the Registration Statement by the SEC; (v) the filing of the Certificate of Merger with the Georgia Secretary pursuant to the GBCC and the filing of the applicable certificates or articles of merger for the Bank Merger; and (vi) such filings and approvals, if any, as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of shares of ABCB Common Stock pursuant to this Agreement and the approval of the listing of such ABCB Common Stock on the Nasdaq.

(ccc)      “Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, agents, consultants, advisors or other representatives, including legal counsel, accountants and financial advisors.

(ddd)     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(eee)      “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(fff)        “Securities Act” means the Securities Act of 1933, as amended.

(ggg)     “Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

(hhh)     “Specified Regulatory Action” means, with respect to HSB and any of its Subsidiaries, the imposition by any HSB Regulatory Agency or other Governmental Authority of an HSB Regulatory Agreement.

(iii)         “Starting Date” means the trading day immediately prior to the date of this Agreement.

(jjj)         “Starting Price” means $51.1328.

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(kkk)      “Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party. Any reference in this Agreement to a Subsidiary of HSB means, unless the context otherwise requires, any current or former Subsidiary of HSB.

(lll)         “Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal made by a third Person (or group of Persons acting in concert within the meaning of Rule 13d-5 under the Exchange Act) which HSB’s board of directors determines in its good faith judgment to be more favorable, from a financial point of view, to the shareholders of HSB than the Merger and to be reasonably likely to be consummated on the terms proposed on a timely basis, after (i) consultation with its financial advisors and outside counsel and (ii) taking into account: all relevant factors (including the likelihood of consummation of such transaction, and the anticipated timing of such consummation relative to the anticipated timing of the Merger, on the terms set forth therein); any changes to this Agreement that may be proposed by ABCB in response to such Acquisition Proposal; all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing); and the Person or Persons making such proposal; provided, however, that for purposes of the definition of “Superior Proposal,” the references to twenty percent (20%) in the definition of Acquisition Proposal shall be deemed to be references to fifty percent (50%).

(mmm)   “Tax” or “Taxes” means any tax, charge, fee, levy, impost, duty or other assessment, including income, gross receipts, margin, net margin, transfer, premium, excise, employment, sales, use, transfer, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, escheat, unclaimed property, abandoned property, environmental, federal highway use, commercial rent, customs duty, capital stock, paid-up capital, profits, withholding, social security (or similar), single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated or other tax or governmental fee of any kind whatsoever imposed or required to be withheld by any Governmental Authority, including any interest, penalties and additions imposed thereon or with respect thereto, and including liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable Law) as a transferee or successor, by contract, or otherwise.

(nnn)     “Taxing Authority” means any Governmental Authority having any responsibility (including administrative responsibility) for (i) the determination, assessment or collection or payment of any Tax, (ii) the administration, implementation or enforcement of or compliance with any Law relating to any Tax or (iii) the determination of any exemption, exclusion or other reduction of any Tax.

(ooo)     “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to any Tax, including any schedule or attachment thereto and including any amendment thereof.

(ppp)     “Treasury Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

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(qqq)     “WARN ACT” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.

(rrr)        “Well-Capitalized” means “well-capitalized” as that term is defined in the rules and regulations promulgated by the Federal Reserve Board, the FDIC or the GDBF, as applicable.

1.2          Other Defined Terms. The following capitalized terms have the meanings in the Sections indicated below:

Defined Term	Section Reference
ABCB	First Paragraph
ABCB Capitalization Date	4.7(a)
ABCB Disclosure Schedule	4.1(a)
ABCB Ratio	7.1(h)
ABCB Regulatory Agencies	4.6
ABCB Regulatory Agreement	4.6
ABCB Retention Program	5.16
ABCB SEC Filings	4.9
Acquisition Agreement	5.8(a)
Additional Cash Payment Per Share	7.1(h)
Adverse Recommendation Change	2.14(b)
Agreement	First Paragraph
Ameris	Recitals
Appraisal Shares	2.12
Audited Financial Statements	3.9(a)
Bank Merger	Recitals
Bank Merger Agreement	Recitals
BHCA	3.2
BOLI	3.27(b)
Book Entry Shares	2.9(b)(i)
Certificates	2.9(b)(i)
Certificate of Merger	2.4(a)
Claim	5.9(a)
Closing	2.3
Closing Date	2.3
Closing Date Plan Year	5.7(c)
Continuing Employee	5.7(a)
CRA	3.18
Discontinued Employee	5.7(b)
Effective Time	2.4(a)
Exchange Agent	2.9(a)
Exchange Agent Agreement	2.9(a)
Exchange Fund	2.9(a)
Exchange Ratio	2.7(a)
Excluded Shares	2.7(c)

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Georgia Secretary	2.4(a)
Hamilton	Recitals
HSB	First Paragraph
HSB Common Stock	2.7(a)
HSB Disclosure Schedule	3.1(a)
HSB Financial Advisor	3.30
HSB Financial Statements	3.9(a)
HSB Intellectual Property	3.21
HSB Recommendation	2.14(a)
HSB Regulatory Agencies	3.6
HSB Regulatory Agreement	3.6
HSB Retention Program	5.16
HSB Shareholder Approval	6.1(b)
HSB Shareholders	Recitals
HSB Shareholders’ Meeting	2.14(a)
Indemnitees	5.9(a)
Index Ratio	7.1(h)
Information Systems Conversion	5.11
Leases	3.14(b)
Letter of Transmittal	2.9(b)(i)
Loans	3.17(a)
Materially Burdensome Regulatory Condition	5.3(a)
Merger	Recitals
Merger Consideration	2.7(a)
Non-Voting Common Stock	2.7(a)
Non-Solicitation Agreements	Recitals
Notice of Recommendation Change	2.14(b)(iii)
Per Share Cash Consideration	2.7(a)
Per Share Stock Consideration	2.7(a)
Premium Cap	5.9(b)
Regulatory Agencies	4.6
Stockholders’ Agreement	5.16
Surviving Corporation	2.1(a)
Termination Fee	7.2(b)
Trust Preferred Securities	5.19
Unaudited Financial Statements	3.9(a)
Voting Agreement	Recitals
Voting Common Stock	2.7(a)

1.3          Other Definitional Provisions.

(a)          All terms defined in this Agreement shall have the meanings specified herein when used in any certificates or other documents made or delivered pursuant hereto or thereto, unless expressly stated otherwise therein or the context otherwise requires.

(b)          The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

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(c)          The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. When a reference is made in this Agreement to articles, sections, exhibits or schedules, such reference shall be to an article or section of or exhibit or schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d)          The words “include,” “includes” and “including” as used in this Agreement shall be deemed to be followed by the words “without limitation” whether or not such words appear.

(e)          The word “or” as used in this Agreement shall not be exclusive.

(f)           Any document shall include that document as amended, notated, supplemented or otherwise modified from time to time and includes all exhibits, appendices, schedules, attachments and supplements thereto.

(g)          A reference to any statute or to any provision of any statute shall include any amendment thereto, and any modification or re-enactment thereof, and all regulations and statutory instruments issued thereunder or pursuant thereto.

ARTICLE II

THE MERGER

2.1          The Merger.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, HSB shall merge with and into ABCB. ABCB shall be the surviving entity in the Merger (referred to herein for the period at and after the Effective Time as the “Surviving Corporation”). The Surviving Corporation shall continue to exist as a Georgia corporation under the name “Ameris Bancorp.” Upon consummation of the Merger, the separate legal existence of HSB shall terminate.

(b)          ABCB may at any time change the method of effecting the combination contemplated hereby (including by providing for the merger of HSB with a wholly owned Subsidiary of ABCB) if and to the extent requested by ABCB, and HSB agrees to enter into such amendments to this Agreement as ABCB may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the HSB Shareholders with respect to the Merger (including any adverse Tax treatment with respect to the HSB Shareholders or any reduction in the liquidity or value of the securities to be issued to the HSB Shareholders upon consummation of the Merger) or (iii) adversely affect or materially delay the ability of ABCB to obtain any necessary Regulatory Approvals or to consummate the transactions contemplated hereby.

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2.2          Bank Merger. Immediately after the Effective Time, the Bank Merger shall be consummated in accordance with the provisions of applicable federal and state Law. The Bank Merger shall have the effects as set forth under applicable federal and state Law, and the boards of directors of the parties shall approve, and shall cause the boards of directors of Hamilton and Ameris, respectively, to approve the Bank Merger Agreement and cause the Bank Merger Agreement to be executed and delivered promptly following the execution of this Agreement.

2.3          Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, at the offices of Rogers & Hardin LLP, on a date to be specified by the parties, which date shall be no later than five (5) Business Days after satisfaction or waiver of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time, place or date, or any or all, are agreed to in writing by the parties hereto. The date on which the Closing occurs is herein referred to as the “Closing Date.”

2.4          Effective Time; Effects of the Merger.

(a)          Subject to the terms and conditions of this Agreement, on the Closing Date, the Surviving Corporation shall file a certificate of merger complying with the requirements of the GBCC (the “Certificate of Merger”) with the Secretary of State of the State of Georgia (the “Georgia Secretary”). The term “Effective Time” shall mean the date and time upon which the Merger shall be effective, which shall be the later of (i) the date and time upon which the Certificate of Merger is filed with the Georgia Secretary and (ii) such later date and time to which ABCB and HSB shall agree and as may be specified in accordance with the GBCC.

(b)          From and after the Effective Time, the Merger shall have the effects set forth in the GBCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of HSB shall vest in the Surviving Corporation, and all debts, duties and liabilities of HSB shall become the debts, liabilities and duties of the Surviving Corporation.

2.5          Charter Documents of the Surviving Corporation. The Charter Documents of ABCB, as in effect immediately prior to the Effective Time, shall become and remain the Charter Documents of the Surviving Corporation until amended in accordance with the respective terms thereof and Applicable Laws.

2.6          Directors and Officers of the Surviving Corporation. As of the Effective Time:

(a)          The directors of the Surviving Corporation shall be the directors of ABCB immediately prior to the Effective Time, each of whom shall serve as the directors of the Surviving Corporation until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal from office in accordance with the Charter Documents of the Surviving Corporation.

(b)          The officers of the Surviving Corporation shall be the officers of ABCB immediately prior to the Effective Time, each of whom shall serve until their respective successors are duly appointed and qualified, or until their earlier death, resignation or removal from office in accordance with the Charter Documents of the Surviving Corporation.

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2.7          Conversion of Securities.

(a)          Merger Consideration. At the Effective Time, subject to the other provisions of this Agreement, each share of the voting common stock of HSB, $0.01 par value per share (the “Voting Common Stock”), and the non-voting common stock of HSB, $0.01 par value per share (the “Non-Voting Common Stock” and, together with the Voting Common Stock, the “HSB Common Stock”), issued and outstanding immediately prior to the Effective Time, but excluding any Excluded Shares and Appraisal Shares, shall, by virtue of the Merger, be converted into and shall thereafter represent the right to receive the following consideration, in each case without interest: (i) an amount of cash equal to $0.93 (the “Per Share Cash Consideration”); and (ii) 0.160 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of ABCB Common Stock, together with cash in lieu of any fractional shares in accordance with the provisions of Section 2.9(d) (the “Per Share Stock Consideration,” and together with the Per Share Cash Consideration, the “Merger Consideration”).

(b)          Cancellation of Shares. Shares of HSB Common Stock, when converted in accordance with Section 2.7(a), shall cease to be outstanding and shall automatically be canceled and cease to exist, and each holder of a Certificate or Book Entry Share shall cease to have any rights with respect thereto, except the right to receive in respect of each share of HSB Common Stock previously represented thereby (i) the consideration set forth in Section 2.7(a), (ii) any dividends or other distributions in accordance with Section 2.9(c) and (iii) any cash to be paid in lieu of any fractional shares of ABCB Common Stock in accordance with Section 2.9(d), in each case without interest, and in each case to be issued or paid in consideration therefor upon the surrender of such Certificate or Book Entry Share in accordance with Section 2.9.

(c)          Treasury Stock; Excluded Shares. All shares of HSB Common Stock held by HSB as treasury shares, or by ABCB or by any wholly owned Subsidiary of ABCB or HSB, immediately prior to the Effective Time (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by ABCB, HSB or any wholly owned Subsidiary of ABCB or HSB in respect of a debt previously contracted) shall automatically be canceled and cease to exist as of the Effective Time and no consideration shall be delivered or deliverable therefor (all such shares, the “Excluded Shares”).

(d)          No Effect on ABCB Common Stock. Each share of ABCB Common Stock outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the consummation of the Merger.

2.8          HSB Restricted Stock Units; HSB Stock Options; HSB Warrants.

(a)          HSB Restricted Stock Units. At the Effective Time, each HSB Restricted Stock Unit shall be cancelled and converted into the right to receive, as soon as reasonably practicable after the Effective Time, in respect of each share of HSB Common Stock then subject to such HSB Restricted Stock Unit and which is not subject to any further vesting condition or other restriction (which for the avoidance of doubt shall include HSB Restricted Stock Units that become vested in connection with the consummation of the Merger or the Bank Merger), the number of shares of ABCB Common Stock plus the amount of cash, in each case, that would have been payable with respect to such share of HSB Common Stock as Merger Consideration if such share had been issued and outstanding immediately prior to the Effective Time, without interest and less applicable Taxes required to be withheld with respect to such payment, if any.  Each share of HSB Common Stock subject to any HSB Restricted Stock Unit and which is subject to any further vesting condition or other restriction as of the Effective Time shall be forfeited.

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(b)          HSB Stock Options. Prior to the Effective Time, HSB shall take all actions necessary to provide that, at the Effective Time, each HSB Stock Option, whether or not then exercisable, shall fully vest and immediately be cancelled and only entitle the holder thereof, as soon as reasonably practicable after the Effective Time, to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of HSB Common Stock subject to such HSB Stock Option multiplied by (ii) the excess, if any, of (A) the Merger Consideration Price over (B) the per share exercise price for the applicable HSB Stock Option, less applicable Taxes required to be withheld with respect to such payment, if any. ABCB shall pay such cash amount to the holder of each such HSB Stock Option promptly after the Effective Time. Any HSB Stock Option that has a per share exercise price that is greater than or equal to the Merger Consideration Price shall be cancelled for no consideration. Each HSB Stock Option has been amended to the extent necessary to comply with the provisions of this Section 2.8(b), except as set forth on HSB Disclosure Schedule Section 2.8(b), and HSB shall use commercially reasonable efforts to cause, prior to the Closing, the amendment of those HSB Stock Options that have not been so amended as of the date hereof.

(c)          HSB Warrants. At the Effective Time, each HSB Warrant (subject to the amendment of such HSB Warrant consistent with this Section 2.8(c)) shall immediately be cancelled and only entitle the holder thereof, as soon as reasonably practicable after the Effective Time, to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of HSB Common Stock subject to such HSB Warrant multiplied by (ii) the excess, if any, of (A) the Merger Consideration Price over (B) the per share exercise price for the applicable HSB Warrant. ABCB shall pay such cash amount to the holder of each such HSB Warrant immediately after the Effective Time. Any HSB Warrant that has a per share exercise price that is greater than or equal to the Merger Consideration Price shall be cancelled for no consideration. Each HSB Warrant has been amended to the extent necessary to comply with the provisions of this Section 2.8(c), except as set forth on HSB Disclosure Schedule Section 2.8(c), and HSB shall use commercially reasonable efforts to cause, prior to the Closing, the amendment of those HSB Warrants that have not been so amended as of the date hereof.

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2.9          Exchange of HSB Common Stock.

(a)          Exchange Agent. At or prior to the Closing, ABCB shall deposit, or shall cause to be deposited, with ABCB’s transfer agent or an unrelated bank or trust company reasonably acceptable to HSB (the “Exchange Agent”), for the benefit of the holders of shares of HSB Common Stock, HSB Restricted Stock Units and HSB Warrants, for exchange in accordance with this Article II, through the Exchange Agent, sufficient cash and ABCB Common Stock to make all deliveries of cash and ABCB Common Stock as required by this Article II, including the Merger Consideration, pursuant to an exchange agent agreement between ABCB and the Exchange Agent in a form reasonably acceptable to the parties hereto (the “Exchange Agent Agreement”). ABCB agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.9(c) and to make payments in lieu of fractional shares pursuant to Section 2.9(d). Any cash and ABCB Common Stock deposited with the Exchange Agent (including as payment for any dividends or other distributions in accordance with Section 2.9(c) and fractional shares in accordance with Section 2.9(d)) shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for shares of HSB Common Stock, HSB Restricted Stock Units and HSB Warrants pursuant to this Agreement out of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by ABCB, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of shares of HSB Common Stock, HSB Restricted Stock Units and HSB Warrants. Any interest and other income resulting from such investments shall be paid to ABCB. Except as contemplated by this Agreement and the Exchange Agent Agreement, the Exchange Fund shall not be used for any other purpose.

(b)          Exchange Procedures.

(i)          As promptly as practicable after the Effective Time (and in no event later than one (1) Business Day thereafter), ABCB shall instruct the Exchange Agent to mail to each record holder, as of the Effective Time, of an outstanding Certificate or Book Entry Share that immediately prior to the Effective Time represented shares of HSB Common Stock (A) a letter of transmittal in customary form as directed by ABCB and reasonably acceptable to HSB (which shall specify that delivery shall be effected, and risk of loss and title to the shares of HSB Common Stock shall pass, only upon proper delivery of the corresponding certificates (the “Certificates”) representing such shares to the Exchange Agent or receipt by the Exchange Agent of an “agent’s message” with respect to non-certificated shares represented by book entry (“Book Entry Shares”)), and (B) instructions for use in effecting the surrender of the Certificates or Book Entry Shares in exchange for the Merger Consideration payable in respect of the shares of HSB Common Stock represented thereby (collectively, the “Letter of Transmittal”).

(ii)         Upon surrender of Certificates or Book Entry Shares for cancellation to the Exchange Agent together with, in each case, a properly completed and executed Letter of Transmittal and such other documents as may be required pursuant to the exchange instructions, the holders of such Certificates or Book Entry Shares shall be entitled to receive in exchange therefor, the Merger Consideration, including any cash payable in lieu of any fractional shares of ABCB Common Stock pursuant to Section 2.9(d). No interest shall be paid or accrued on any Merger Consideration. In the event of a transfer of ownership of shares of HSB Common Stock which is not registered in the transfer records of HSB, the Merger Consideration payable in respect of such shares of HSB Common Stock may be paid to a transferee if the Certificate representing such shares of HSB Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.

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(iii)        Immediately after the Effective Time, the holders of the HSB Restricted Stock Units shall be entitled to receive in exchange therefor, the Merger Consideration, as provided in Section 2.8(a), including any cash payable in lieu of fractional shares of ABCB Common Stock pursuant to Section 2.9(d). No interest shall be paid or accrued on any Merger Consideration.

(c)          Distributions with Respect to Unexchanged HSB Common Stock. No dividends or other distributions declared or made with respect to ABCB Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book Entry Share with respect to the ABCB Common Stock that such holder would be entitled to receive upon surrender of such Certificate or Book Entry Share and no cash payment in lieu of fractional shares of ABCB Common Stock shall be paid to any such holder until such holder shall surrender such Certificate or Book Entry Share in accordance with this Section 2.9. Subject to Applicable Law, following surrender of any such Certificate or Book Entry Share, there shall be paid to such holder of ABCB Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of ABCB Common Stock to which such holder is entitled pursuant to Section 2.9(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such holder’s whole shares of ABCB Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such holder’s whole shares of ABCB Common Stock.

(d)          Fractional Shares. No certificates or scrip or ABCB Common Stock representing fractional shares of ABCB Common Stock or book entry credit of the same shall be issued upon the surrender for exchange of Certificates or Book Entry Shares, or with respect to HSB Restricted Stock Units, no dividend or other distribution, stock split or interest shall relate to any such fractional share and such fractional share shall not entitle the owner thereof to vote or to have any rights as a holder of any ABCB Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of HSB Common Stock exchanged, and each holder of HSB Restricted Stock Units cancelled and converted, in the Merger who would otherwise have been entitled to receive a fraction of a share of ABCB Common Stock (after taking into account all Certificates and Book Entry Shares delivered by such holder and all HSB Restricted Stock Units held by such holder and cancelled and converted in the Merger) shall receive, in lieu thereof, cash (without interest) in an amount, rounded to the nearest whole cent, equal to the product of (i) the Average ABCB Closing Stock Price and (ii) the fraction of a share (after taking into account all shares of HSB Common Stock and all HSB Restricted Stock Units cancelled and converted in the Merger, in each case, held by such holder at the Effective Time and rounded to three decimal places) of ABCB Common Stock that such holder would otherwise be entitled to receive pursuant to Section 2.7 or Section 2.8(a).

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(e)          Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of HSB Common Stock after one (1) year following the Effective Time shall be delivered to ABCB upon demand and, from and after such delivery to ABCB, any former holders of HSB Common Stock (other than Appraisal Shares) who have not theretofore complied with this Article II shall thereafter look only to ABCB for the Merger Consideration payable in respect of such shares of HSB Common Stock. Any amounts remaining unclaimed by holders of shares of HSB Common Stock immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by Applicable Law, thereupon become the property of ABCB free and clear of any Liens, claims or interest of any Person previously entitled thereto.

(f)           No Liability. Neither ABCB nor any of ABCB’s Subsidiaries shall be liable to any holder of shares of HSB Common Stock or HSB Restricted Stock Units for any shares of ABCB Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official or Governmental Authority in the reasonable belief that such delivery was required pursuant to any abandoned property, escheat or similar Law.

(g)          Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed in form and substance acceptable to ABCB and, if required by ABCB, the posting by such Person of a bond, in such reasonable amount as ABCB may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of HSB Common Stock represented by such Certificate.

(h)          Withholding. Each of ABCB and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of HSB Common Stock or HSB Restricted Stock Units such amounts as ABCB or the Exchange Agent is required to deduct and withhold under the Code or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by ABCB or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of HSB Common Stock or HSB Restricted Stock Units in respect of whom such deduction and withholding was made by ABCB or the Exchange Agent, as the case may be.

(i)           Book Entry. All shares of ABCB Common Stock to be issued in the Merger shall be issued in book entry form, without physical certificates.

2.10        Certain Adjustments. If, after the date of this Agreement and at or prior to the Effective Time, the outstanding shares of ABCB Common Stock or HSB Common Stock are changed into a different number of shares or type of securities by reason of any stock split, stock combination, stock dividend, reclassification, recapitalization or similar transaction with respect to such stock, and the record date therefor shall be prior to the Effective Time, then the Per Share Stock Consideration and the Per Share Cash Consideration will be proportionately adjusted as necessary to provide to the holders thereof, and the holders of the HSB Restricted Stock Units, the HSB Stock Options and the HSB Warrants, the same economic effect as contemplated by this Agreement prior to such adjustment event.

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2.11        Transfer Books; No Further Ownership Rights in HSB Common Stock. At the Closing Date, the stock transfer books of HSB shall be closed and thereafter there shall be no further registration of transfers of shares of HSB Common Stock on the records of HSB, except for the cancellation of such shares in connection with the Merger. From and after the Effective Time, the holders of Certificates or Book Entry Shares that evidenced ownership of shares of HSB Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by Applicable Law. If, after the Effective Time, bona fide Certificates or Book Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.12        Appraisal Rights. Notwithstanding any other provision of this Agreement to the contrary, shares of HSB Common Stock that are outstanding immediately prior to the Effective Time and which are held by an HSB Shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Sections 14-2-1321 and 14-2-1323 of the GBCC (collectively, the “Appraisal Shares”), shall not be converted into or represent the right to receive the Merger Consideration. Such HSB Shareholders instead shall be entitled to receive payment of the fair value of such shares held by them in accordance with Sections 14-2-1301 to 14-2-1332 of the GBCC, except that all Appraisal Shares held by HSB Shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights as dissenting shareholders under the GBCC shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration pursuant to Section 2.7. HSB shall give ABCB (i) prompt notice of any written demands for payment of fair value of any shares of HSB Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the GBCC and received by HSB relating to shareholders’ dissenters’ rights and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the GBCC consistent with the obligations of HSB thereunder. HSB shall not, except with the prior written consent of ABCB, make any payment with respect to such demand, offer to settle or settle any demand for payment of fair value or waive any failure to timely deliver a written demand for payment of fair value or timely take any other action to perfect payment of fair value rights in accordance with the GBCC. Any portion of the Merger Consideration made available to the Exchange Agent to pay for shares of HSB Common Stock for which appraisal rights have been perfected shall be returned to ABCB upon demand.

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2.13        Proxy and Registration Statement.

(a)          ABCB and HSB shall prepare the Registration Statement on Form S-4 or other applicable form, which ABCB shall file with the SEC as promptly as reasonably practicable following the date of this Agreement and which will include the Proxy Statement/Prospectus. HSB shall use its commercially reasonable efforts to prepare and deliver to ABCB for review, as promptly as practicable following the date of this Agreement or as subsequently requested by ABCB, such financial statements and related analysis of HSB, including Management’s Discussion and Analysis of Financial Condition and Results of Operations of HSB, as may be required in order to file, in compliance with Applicable Laws, the Registration Statement and any other report or registration statement required to be filed by ABCB with the SEC. Each of ABCB and HSB shall use commercially reasonably efforts to have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Merger, the Bank Merger and the other transactions contemplated hereby and by the Bank Merger Agreement. Each of HSB and ABCB will cause the Proxy Statement/Prospectus to be filed with the SEC and mailed to the HSB Shareholders as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act. ABCB shall also take any action required to be taken under any applicable state securities Laws in connection with the issuance and reservation of ABCB Common Stock in the Merger, and HSB shall furnish all information concerning HSB and the holders of HSB Common Stock, or holders of a beneficial interest therein, as may be reasonably requested in connection with any such action.

(b)          ABCB will advise HSB promptly after it receives oral or written notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of ABCB Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, the initiation or threat of any proceeding for any such purpose, or any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide HSB with copies of any written communication from the SEC or any state securities commission.

(c)          If at any time prior to the Effective Time any information relating to ABCB or HSB, or any of their respective Affiliates, officers or directors, is discovered by ABCB or HSB which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the HSB Shareholders.

2.14        HSB Shareholder Approval.

(a)          HSB shall take all action necessary in accordance with Applicable Laws and HSB’s current Charter Documents to duly give notice of, convene and hold a meeting of the HSB Shareholders (including any adjournment or postponement thereof, the “HSB Shareholders’ Meeting”), to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, for the purpose of obtaining the HSB Shareholder Approval. The board of directors of HSB has resolved to recommend to the HSB Shareholders that they approve this Agreement and HSB shall, acting through its board of directors, (i) recommend that the HSB Shareholders approve this Agreement (the “HSB Recommendation”), (ii) include the HSB Recommendation in the Proxy Statement/Prospectus and (iii) use commercially reasonable efforts to solicit from the HSB Shareholders proxies in favor of the approval of this Agreement, including by communicating to the HSB Shareholders the recommendation of the board of directors of HSB that they approve this Agreement, and to take all other commercially reasonable actions necessary or advisable to secure the vote or consent of the HSB Shareholders required by Applicable Law to obtain such approvals, except to the extent HSB’s board of directors has withdrawn the HSB Recommendation in accordance with the terms of this Agreement. Except with the prior approval of ABCB, no other matters shall be submitted for the approval of the HSB Shareholders at the HSB Shareholders’ Meeting.

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(b)          Neither HSB’s board of directors nor any committee thereof shall (x) except as expressly permitted by this Section 2.14(b), withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to ABCB or any of ABCB’s Subsidiaries, the HSB Recommendation or (y) approve or recommend, or propose to approve or recommend, any Acquisition Proposal (each, an “Adverse Recommendation Change”). Notwithstanding the foregoing or any other provision of this Agreement, HSB’s board of directors may at any time prior to the HSB Shareholders’ Meeting (i) effect an Adverse Recommendation Change or (ii) terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal, if and only if:

(i)          HSB’s board of directors determines in good faith, after consultation with its outside legal counsel and independent financial advisor, that it has received an unsolicited, bona fide Acquisition Proposal (that did not result from a breach of Section 5.8) that constitutes, or is reasonably likely to lead to, a Superior Proposal that has not been withdrawn;

(ii)         HSB’s board of directors determines in good faith, after consultation with such outside legal counsel, that it is reasonably necessary to take such actions to comply with its fiduciary duties to HSB and its shareholders under Applicable Law;

(iii)        HSB’s board of directors provides written notice (a “Notice of Recommendation Change”) to ABCB of its receipt of the Acquisition Proposal and its intent to withdraw the HSB Recommendation on the fifth (5th) Business Day following delivery of such notice, which notice shall specify in reasonable detail the material terms and conditions of the Acquisition Proposal (it being understood that any amendment (and each successive amendment) to any term of such Acquisition Proposal shall require a new Notice of Recommendation Change);

(iv)        after providing such Notice of Recommendation Change, HSB shall negotiate in good faith with ABCB (if requested by ABCB) and provide ABCB reasonable opportunity during the subsequent five (5)-Business Day period(s) to make such adjustments in the terms and conditions of this Agreement as would enable HSB’s board of directors to proceed without withdrawing the HSB Recommendation; provided, however, that ABCB shall not be required to propose any such adjustments; and

(v)         HSB’s board of directors, following the final such five (5)-Business Day period, again determines in good faith, after consultation with such outside legal counsel and such independent financial advisor, that such Acquisition Proposal nonetheless constitutes a Superior Proposal and that taking such action is reasonably necessary to comply with their fiduciary duties to HSB and its shareholders under Applicable Law.

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(c)          Nothing contained in this Section 2.14 shall prohibit HSB or the board of directors of HSB from complying with HSB’s obligations required under Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed an Adverse Recommendation Change unless the board of directors of HSB reaffirms the HSB Recommendation in such disclosure.

2.15        Closing Deliveries by HSB. At the Closing, HSB shall deliver or cause to be delivered to ABCB:

(a)          a certificate of the Secretary of each of HSB and Hamilton, dated as of the Closing Date, certifying to: (i) the Charter Documents of HSB and Hamilton; (ii) the resolutions of the board of directors of each of HSB and Hamilton approving the Merger and the Bank Merger, respectively, and the execution, delivery and performance of this Agreement and the Bank Merger Agreement, as applicable; (iii) the incumbency and signatures of the officers of HSB and Hamilton executing this Agreement and the Bank Merger Agreement, as applicable, and any other certificate or document delivered by HSB or Hamilton in connection with this Agreement or the Bank Merger Agreement; and (iv) the action by HSB Shareholders holding the requisite voting power under HSB’s Charter Documents and Applicable Law and as required by the Stockholders’ Agreement approving the Merger and the execution, delivery and performance of this Agreement;

(b)          a certificate, dated as of the Closing Date and signed by a duly authorized officer of HSB, certifying that each of the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied; and

(c)          such other documents as ABCB reasonably deems necessary or appropriate to consummate the transactions contemplated by this Agreement or by the Bank Merger Agreement.

2.16        Closing Deliveries by ABCB. At the Closing, ABCB shall deliver or cause to be delivered to HSB:

(a)          evidence reasonably satisfactory to HSB of the delivery of the Merger Consideration to the Exchange Agent;

(b)          a certificate of the Secretary of each of ABCB and Ameris, dated as of the Closing Date, certifying to: (i) the Charter Documents of ABCB and Ameris; (ii) the resolutions of the board of directors of each of ABCB and Ameris approving the Merger and the Bank Merger, respectively, and the execution, delivery and performance of this Agreement and the Bank Merger Agreement, as applicable; and (iii) the incumbency and signatures of the officers of ABCB and Ameris executing this Agreement and the Bank Merger Agreement, as applicable, and any other certificate or document delivered by ABCB or Ameris in connection with this Agreement or the Bank Merger Agreement;

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(c)          a certificate, dated as of the Closing Date and signed by a duly authorized officer of ABCB, that each of the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied; and

(d)          such other documents as HSB reasonably deems necessary or appropriate to consummate the transactions contemplated by this Agreement or by the Bank Merger Agreement.

ARTICLE III

representations and warranties of HSB

3.1          Making of Representations and Warranties.

(a)          On or prior to the date hereof, HSB has delivered to ABCB a schedule (the “HSB Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or to one or more of its covenants contained in Section 5.1; provided, however, that nothing in the HSB Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or a warranty unless such schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

(b)          Except as disclosed in the HSB Disclosure Schedule, HSB hereby represents and warrants to ABCB that the statements contained in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made on and as of the Closing Date), except as to any representation or warranty which specifically speaks as of an earlier date (including representations made as of “the date hereof”), which need be correct only as of such earlier date.

3.2          Organization.

(a)          HSB is a Georgia corporation (i) duly organized, validly existing and in good standing under the laws of the State of Georgia, (ii) which is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHCA”), (iii) with all requisite power and authority to own and operate its properties and to carry on its business as presently conducted and (iv) duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases make such qualification necessary, except in such cases where the lack of such authorization or qualification has not had and would not reasonably be expected to have a Material Adverse Effect on HSB. True, complete and correct copies of the Charter Documents of HSB, as in effect as of the date of this Agreement, have previously been made available to ABCB.

(b)          HSB Disclosure Schedule 3.2(b) sets forth a true and complete list of each Subsidiary of HSB, including the jurisdiction of organization and all jurisdictions in which such entity is qualified to business. Other than as set forth on HSB Disclosure Schedule 3.2(b), there are no corporations, partnerships, limited liability companies, associations or other entities in which HSB owns, directly or indirectly, any equity or other interest. All outstanding shares or ownership interests of HSB’s Subsidiaries are validly issued, fully paid and nonassessable and owned by HSB (or another Subsidiary of HSB) free and clear of any Liens other than Permitted Liens.

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(c)          Each Subsidiary of HSB that is set forth on HSB Disclosure Schedule 3.2(b) (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, (ii) with all requisite power and authority to own and operate its properties and to carry on its business as presently conducted and (iii) duly qualified and in good standing in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases make such qualification necessary, except in such cases where the lack of such authorization or qualification has not had and would not reasonably be expected to have a Material Adverse Effect on HSB. True, complete and correct copies of the Charter Documents of each Subsidiary of HSB, as in effect as of the date of this Agreement, have previously been made available to ABCB.

(d)          Hamilton is a member of the Federal Home Loan Bank of Atlanta.

3.3          Authority; Binding Nature.

(a)          Each of HSB and its Subsidiaries, to the extent applicable, has all requisite power and authority to enter into this Agreement and the Bank Merger Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement. The execution, delivery and performance by HSB of this Agreement and by Hamilton of the Bank Merger Agreement, and the consummation by HSB and each of its Subsidiaries of the transactions contemplated by this Agreement and the Bank Merger Agreement, have been duly and validly approved by the board of directors (or comparable governing body) of HSB and each applicable Subsidiary. Subject to the receipt of the HSB Shareholder Approval, no other corporate proceedings on the part of HSB are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or by the Bank Merger Agreement. This Agreement has been, and the Bank Merger Agreement will be, duly executed and delivered by HSB and Hamilton, as applicable, and constitutes or, in the case of the Bank Merger Agreement, will constitute (in each case assuming due authorization, execution and delivery by ABCB and Ameris, as applicable) the legal, valid and binding obligations of HSB and Hamilton enforceable against HSB and Hamilton, as applicable, in accordance with its terms, except as such enforceability may be limited by Applicable Laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator or receiver, bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)          HSB and its Subsidiaries have taken all reasonable actions by them in order to exempt this Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby from the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “anti-greenmail,” “business combination” or other antitakeover Laws of the State of Georgia to the extent such antitakeover Laws are applicable to the transactions contemplated by this Agreement. HSB and its Subsidiaries have taken all action required to be taken by them in order to make this Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby comply with, and the transactions contemplated hereby and thereby do comply with, the requirements of any provisions of their respective Charter Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

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3.4          No Conflicts. The execution, delivery and performance of this Agreement by HSB and of the Bank Merger Agreement by Hamilton, and the consummation of the transactions contemplated hereby and thereby by HSB and its Subsidiaries, including the Merger and the Bank Merger, do not and will not (i) conflict with, or result in a breach or violation of or default under, any terms or conditions of the Charter Documents of HSB or any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 3.5 hereof are duly obtained, (A) conflict with or violate in any material respect any Applicable Law as to HSB or any of its Subsidiaries, (B) result in any material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation pursuant to, any HSB Material Contract, except as set forth on HSB Disclosure Schedule 3.4, or (C) result in the creation or imposition of any Lien on any of the assets of HSB or its Subsidiaries.

3.5          Consents and Approvals. Other than (i) the Regulatory Approvals, (ii) the HSB Shareholder Approval and (iii) such other filings, authorizations, consents, notices or approvals as may be set forth on HSB Disclosure Schedule 3.5, no consents, approvals, authorizations or other actions by, or filings with or notifications to, any Person or any Governmental Authority on the part of HSB or any of its Subsidiaries are required in connection with the execution, delivery and performance by HSB of this Agreement or by Hamilton of the Bank Merger Agreement, and the consummation of the transactions contemplated hereby and thereby.

3.6          Regulatory Matters. HSB and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2015 with, as applicable, (i) the Federal Reserve Board, (ii) the FDIC, (iii) the GDBF and (iv) any other applicable bank regulatory agencies (collectively, the “HSB Regulatory Agencies”), and any other applicable Governmental Authority, and have paid all applicable fees, premiums and assessments due and payable thereto. Each such report, registration and statement, including financial statements, exhibits and schedules thereto, complied, in all material respects, with Applicable Law. Neither HSB nor any of its Subsidiaries is subject to any cease-and-desist or other formal or informal order or enforcement action issued by, or is a party to any written agreement, consent agreement, operating agreement or memorandum of understanding with, or is a party to any commitment letter, regulatory directive or similar undertaking with, or is subject to any capital directive by, or since January 1, 2012 has been ordered to pay any civil money penalty by or has adopted any board resolutions at the request of, any HSB Regulatory Agency or other Governmental Authority of any kind (each, a “HSB Regulatory Agreement”), nor has HSB or any of its Subsidiaries been advised since January 1, 2012 by any HSB Regulatory Agency or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such HSB Regulatory Agreement. There is no material unresolved written violation, criticism, comment or exception by any HSB Regulatory Agency or other Governmental Authority relating to HSB or any of its Subsidiaries, to HSB’s Knowledge, and HSB is not aware of any reason attributable to HSB or Hamilton why all required Regulatory Approvals would not be received on a timely basis without undue delay and without the imposition of any Materially Burdensome Regulatory Condition as described in the proviso to Section 5.3(a)(i).

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3.7          Capitalization.

(a)          The authorized capital stock of HSB consists only of (i) 80,000,000 shares of Voting Common Stock, of which 34,702,329 are issued and outstanding as of the date of this Agreement, (ii) 20,000,000 shares of Non-Voting Common Stock, of which 5,723,226 shares are issued and outstanding as of the date of this Agreement, and (iii) 20,000,000 shares of preferred stock, $0.01 par value per share, of which no shares are issued and outstanding as of the date of this Agreement. HSB Disclosure Schedule 3.7(a) sets forth the name and address, as reflected on the books and records of HSB, of each HSB Shareholder and the number of shares of Voting Common Stock and Non-Voting Common Stock held by each such HSB Shareholder. Such issued and outstanding shares of HSB Common Stock constitute all of the issued and outstanding capital stock of HSB as of the date of this Agreement, and have been duly authorized, validly issued and are fully paid and nonassessable. None of the shares of HSB Common Stock have been issued or disposed of in violation of any preemptive rights of any Person. As of the date of this Agreement, 4,250,000 shares of Voting Common Stock were reserved for issuance upon the exercise of outstanding HSB Stock Options and for issuance upon the vesting and settlement of outstanding Restricted Stock Units and 547,667 shares of Voting Common Stock were available for future grants of equity awards under the HSB Incentive Plan. HSB has furnished to ABCB a true, complete copy of the HSB Incentive Plan. Except as disclosed on HSB Disclosure Schedule 3.7(a), as of the date of this Agreement, no trust preferred or subordinated debt securities of HSB or any of its Subsidiaries are issued or outstanding, and HSB currently has no election in effect to defer interest payments with respect to any trust preferred securities or related debentures issued by it or any of its Affiliates.

(b)          HSB Disclosure Schedule 3.7(b) sets forth the following for each grant or award of HSB Stock Options, HSB Restricted Stock Units, HSB Warrants or other outstanding rights, plans, options, warrants, calls, conversion rights or other arrangements or commitments that obligate HSB or any of its Subsidiaries to issue or dispose of any of its capital stock or other ownership interests: (i) the name of the grantee; (ii) the date of the grant; (iii) the expiration date; (iv) the vesting schedule; (v) the exercise price; (vi) the number of shares of HSB Common Stock, or any other security of HSB or any of its Subsidiaries, subject to such award; and (vii) the number of shares subject to such award that are exercisable or have vested as of the date of this Agreement. Except as set forth on HSB Disclosure Schedule 3.7(b), all shares of HSB Common Stock issuable upon exercise (or settlement, as applicable) of HSB Stock Options, HSB Restricted Stock Units and HSB Warrants, upon their issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and will not be issued in violation of preemptive rights or any Law. Each grant of HSB Stock Options, HSB Restricted Stock Units and HSB Warrants was appropriately authorized by the board of directors of HSB or the compensation committee thereof, was made in accordance with the terms of the HSB Incentive Plan (other than the HSB Warrants) and any Applicable Law and has a grant date identical to (or later than) the date on which it was actually granted or awarded. The per share exercise price of each HSB Stock Option was determined in accordance with the HSB Incentive Plan and was not less than the fair market value of a share of HSB Common Stock on the applicable date on which the related grant was by its terms to be effective.

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(c)          Except as disclosed on HSB Disclosure Schedule 3.7(b), there are no outstanding (i) rights, plans, options, warrants, calls, conversion rights or any agreements, arrangements or commitments of any kind or character (either firm or conditional) obligating HSB or any of its Affiliates to issue, deliver or sell, or cause to be delivered or sold, any capital stock of HSB or any of its Subsidiaries, or any securities exchangeable for or convertible into the capital stock of HSB or any of its Subsidiaries, (ii) contractual obligations of HSB or any of its Affiliates, or rights of a Person, to repurchase, redeem or otherwise acquire any shares of capital stock of HSB or any of its Subsidiaries or (iii) proxies, voting agreements, voting trusts, preemptive rights, rights of first refusal, rights of first offer, rights of co-sale or tag-along rights, shareholder agreements or other rights, understandings or arrangements regarding the voting or disposition of the shares of HSB Common Stock or capital stock of its Subsidiaries (other than the Voting Agreement and the Stockholders’ Agreement). No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the holders of capital stock may vote have been issued by HSB or any of its Subsidiaries and are outstanding.

(d)          All of the issued and outstanding shares of capital stock of Hamilton are, on the date of this Agreement, and on the Closing Date will be, held by HSB.

(e)          No Subsidiary of HSB owns any capital stock of HSB except for shares held in a fiduciary capacity or in respect of a debt previously contracted.

3.8          Deposits. The deposit accounts of Hamilton are insured by the FDIC to the fullest extent permitted by Applicable Law, and all premiums and assessments required to be paid in connection therewith have been duly, timely and fully paid. No proceedings for the revocation or termination of such deposit insurance are pending or, to HSB’s Knowledge, threatened.

3.9          Financial Statements.

(a)          HSB has previously delivered or made available to ABCB copies of HSB’s (i) audited consolidated financial statements (including the related notes and schedules thereto) for the years ended December 31, 2016, 2015 and 2014, accompanied by the unqualified audit reports of Crowe Horwath LLP (for the years ended December 31, 2016 and 2015) and KPMG LLP (for the year ended December 31, 2014), independent registered accountants (collectively, the “Audited Financial Statements”), and (ii) unaudited interim consolidated financial statements for the nine (9) months ended the Interim Balance Sheet Date (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “HSB Financial Statements”). The HSB Financial Statements (including any related notes and schedules thereto) are accurate and complete in all material respects and fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of HSB and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, except as indicated in such statements or in the notes therein and subject, in the case of the Unaudited Financial Statements, to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect) and the absence of notes and schedules (that, if presented, would not differ materially from those included in the Audited Financial Statements). No financial statements of any entity or enterprise other than the Subsidiaries of HSB are required by GAAP to be included in the consolidated financial statements of HSB. The audits of HSB have been conducted in accordance with GAAP. Since the Interim Balance Sheet Date, neither HSB nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet except for liabilities reflected or reserved against in the HSB Financial Statements and current liabilities incurred in ordinary course of business since the Interim Balance Sheet Date. True, correct and complete copies of the HSB Financial Statements are attached as HSB Disclosure Schedule 3.9(a).

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(b)          The records, systems, controls, data and information of HSB and its Subsidiaries are in all material respects recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of HSB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal account controls described in the following sentence. HSB and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. HSB has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of HSB’s board of directors (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect HSB’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in HSB’s internal control over financial reporting.

(c)          Since January 1, 2014, neither HSB nor any of its Subsidiaries nor, to HSB’s Knowledge, any director, officer, employee, auditor, accountant or representative of HSB or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of HSB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that HSB or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

3.10        Allowance for Loan and Lease Losses. HSB’s allowance for loan and lease losses as reflected in each of (i) the latest balance sheet included in the Audited Financial Statements and (ii) the balance sheet as of the Interim Balance Sheet Date included in the Unaudited Financial Statements, were, in the opinion of management, as of each of the dates thereof, in compliance with HSB’s and Hamilton’s existing methodology for determining the adequacy of its allowance for loan and lease losses and the currently applicable standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.

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3.11        Ordinary Course; Lack of Material Adverse Change. Since the Balance Sheet Date, except as disclosed on HSB Disclosure Schedule 3.11 or as otherwise specifically provided by this Agreement, HSB and its Subsidiaries have operated in all material respects in the ordinary course of business consistent with past practice and there has not been any Material Adverse Change in HSB or any of its Subsidiaries or any event, change, occurrence, effect or development that would reasonably be expected to have a Material Adverse Effect on HSB or any of its Subsidiaries. During the period from the Interim Balance Sheet Date through the date of this Agreement, except as disclosed on HSB Disclosure Schedule 3.11 or as otherwise specifically provided by this Agreement, there has not been any action taken by HSB or any of its Subsidiaries that would have required ABCB’s consent if HSB had been subject to Section 5.1 at such time.

3.12        Reorganization. Neither HSB nor any of its Subsidiaries has taken any action, nor are they aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.13        Taxes.

(a)          (i) All federal and state Tax Returns and all other material Tax Returns that were or are required to be filed on or before the Closing Date by HSB or its Subsidiaries have been or will be timely filed on or before the Closing Date, and all such Tax Returns are or will be true, correct and complete in all material respects and were or will be prepared in substantial compliance with all Applicable Laws; (ii) all Taxes due and owing by HSB or its Subsidiaries (whether or not shown on the Tax Returns referred to in clause (i)) have been or will be timely paid in full on or before the Closing Date; (iii) all deficiencies asserted in writing or assessments made in writing by the relevant Taxing Authority in connection with any of the Tax Returns referred to in clause (i) have been or will be timely paid in full on or before the Closing Date; and (iv) no issues that have been raised in writing by the relevant Taxing Authority in connection with any of the Tax Returns referred to in clause (i) are pending as of the date of this Agreement, or, if pending, have been specifically identified by HSB to ABCB in writing and adequately reserved for in the HSB Financial Statements. Neither HSB nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.

(b)          No Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to HSB or any of its Subsidiaries. Neither HSB nor its Subsidiaries has received from any Taxing Authority (including jurisdictions where HSB or its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against HSB or any of its Subsidiaries. HSB has provided ABCB with correct and complete copies of all federal and state income Tax Returns filed by HSB and each of its Subsidiaries for taxable periods ended on or after December 31, 2014 and all examination reports and statements of deficiencies related to federal and state income Tax assessed against or agreed to by HSB or any of its Subsidiaries with respect to those taxable periods.

(c)          There are no Liens on HSB’s or any of its Subsidiaries’ assets that arose in connection with any failure (or alleged failure) to pay any Tax other than Permitted Liens or Liens the validity of which is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP in the HSB Financial Statements.

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(d)          Neither HSB nor any of its Subsidiaries has waived any statute of limitations in respect of income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency.

(e)          HSB and its Subsidiaries have withheld and timely paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(f)           Neither HSB nor any of its Subsidiaries is (or has been) a party to any Tax allocation or sharing agreement (other than such an agreement or arrangement exclusively between or among HSB and its Subsidiaries). Neither HSB nor any of its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal Tax Return (other than a group the common parent of which was HSB) or (ii) has any liability for Taxes of any Person (other than HSB or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law) as a transferee, successor, by contract or otherwise.

(g)          No claim has been made in the last five (5) years by a Taxing Authority in a jurisdiction where HSB or any Subsidiary does not file Tax Returns that HSB (or such Subsidiary) is or may be subject to taxation by that jurisdiction.

(h)          Except as listed on HSB Disclosure Schedule 3.13(h), neither HSB nor any Subsidiary has, in the last five (5) years, distributed stock of another corporation, or had its stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(i)           Neither HSB nor any Subsidiary is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)           Neither HSB nor any Subsidiary has engaged in any transaction that, as of the date hereof, is a “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2). HSB and each Subsidiary have disclosed in their Tax Returns all information required by the provisions of the Treasury Regulations issued under Section 6011 of the Code with respect to any “reportable transaction” as that term is defined in Section 6707A(c) of the Code.

(k)          Except as listed on HSB Disclosure Schedule 3.13(k), neither the execution and delivery of this Agreement or the Bank Merger Agreement nor the consummation of the transactions contemplated hereby or thereby will (either alone or in conjunction with any other event) result in the payment of any amount that would not be deductible by reason of Sections 280G (as determined without regard to Section 280G(b)(4) (or any corresponding provision of state, local or non-U.S. Tax Law)), 162 (other than 162(a)) or 404 of the Code.

(l)           The unpaid Taxes of HSB and each Subsidiary (i) did not, as of the Interim Balance Sheet Date, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the HSB Financial Statements (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of HSB and each Subsidiary in filing its Tax Returns. Since the Interim Balance Sheet Date, neither HSB nor any Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

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(m)         HSB operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulations Section 1.368-1(d).

3.14        Title to Assets; Real Property.

(a)          HSB Disclosure Schedule 3.14(a) sets forth a true, correct and complete list of all real property owned by HSB or any of its Subsidiaries. Except as set forth on HSB Disclosure Schedule 3.14(a), HSB or a Subsidiary of HSB has good, valid and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted, in each case, free and clear of any Lien, except for Permitted Liens. Except as set forth on HSB Disclosure Schedule 3.14(a), there is no pending or, to HSB’s Knowledge, threatened material legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that HSB or any of its Subsidiaries owns, uses or occupies or has the right to use or occupy, now or in the future, including a pending or threatened taking of any of such real property by eminent domain. True and complete copies of all deeds or other documentation evidencing ownership of the real properties set forth on HSB Disclosure Schedule 3.14(a), and complete copies of the title insurance policies and surveys for each property, together with any mortgages, deeds of trust and security agreements to which such property is subject, have been furnished or made available to ABCB.

(b)          HSB Disclosure Schedule 3.14(b) sets forth a true, correct and complete list of all leases, subleases, licenses and other agreements under which HSB or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and neither HSB nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, termination or material default with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by HSB or any of its Subsidiaries of, or material default by HSB or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease. To HSB’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. HSB and its Subsidiaries have paid all rents and other charges to the extent due under the Leases. True and complete copies of all Leases have been furnished or made available to ABCB.

(c)          To HSB’s Knowledge, all buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the real property owned by HSB or any of its Subsidiaries or the subject of the Leases are in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the business of HSB and its Subsidiaries, except where such condition has not had, and is not reasonably likely to have, a Material Adverse Effect on HSB or any of its Subsidiaries.

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3.15        Litigation; Orders.

(a)          There is no Proceeding pending or, to HSB’s Knowledge, threatened either (i) against HSB or any of its Subsidiaries, or to which any assets, interest or right of any of them may be subject, which is material, or (ii) seeking to prevent, alter or delay any of the transactions contemplated by this Agreement or the Bank Merger Agreement.

(b)          There is no Order either (i) outstanding against HSB or any of its Subsidiaries, or to which any assets, interest or right of any of them may be subject, or (ii) seeking to prevent, alter or delay any of the transactions contemplated by this Agreement or the Bank Merger Agreement.

3.16        Compliance.

(a)          HSB and each of its Subsidiaries is, and has been since January 1, 2014, in compliance in all material respects with all Applicable Laws and Orders, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(b)          HSB and each of its Subsidiaries have all material Permits of, and have made all required filings, applications and registrations with, all applicable Governmental Authorities necessary to permit it to own or lease its properties and to carry on its business in all material respects as presently conducted. All such material Permits are in full force and effect and, to HSB’s Knowledge, no suspension or cancellation of any of them is threatened.

(c)          Neither HSB nor any of its Subsidiaries is in default under or in violation of any term or provision of its Charter Documents or any material Permit which it holds.

(d)          HSB has implemented one or more formal codes addressing each of ethics, personal trading policies, conflicts of interest policies, customer privacy policies, anti-money laundering policies and other material policies as may be required by any Applicable Law for itself and its Subsidiaries, and a complete and correct copy of each such policy has been made available to ABCB. Such policies comply in all material respects with the requirements of any Laws applicable thereto.

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3.17        Loans.

(a)          Each loan, revolving credit facility, letter of credit or other extension of credit (including guarantees) or commitment to extend credit originated or acquired by HSB and its Subsidiaries (collectively, “Loans”) (i) complies in all material respects with Applicable Laws, (ii) has been made, entered into or acquired by HSB or one of its Subsidiaries in accordance with customary board of director-approved loan policies, (iii) is evidenced by promissory notes or other evidences of indebtedness, which are true, genuine and correct in all material respects, and which, together with all security agreements and guarantees, constitute a valid and legally binding obligation of the obligor named therein, and as applicable, HSB or one of its Subsidiaries and are enforceable in accordance with their terms, (iv) is owned by HSB or Hamilton free and clear of any Liens (other than blanket Liens by the Federal Home Loan Bank of Atlanta), (v) is in full force and effect and (vi) to HSB’s Knowledge, is not subject to any offset, recoupment, adjustment or any other valid or cognizable claim or defense by the applicable borrower; provided, however, that the enforcement of each of the immediately preceding clauses (iii) and (v) may be limited by Applicable Laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator or receiver, bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). None of the rights or remedies under the documentation relating to the Loans has in any material respect been amended, modified, waived, subordinated or otherwise altered by HSB, except as evidenced by a written instrument which is a part of the file with respect to such Loans made available to ABCB and was entered into by HSB in good faith and in its ordinary course of business. True, correct and complete copies of the currently effective lending policies and practices of HSB and each of its Subsidiaries have been made available to ABCB.

(b)          HSB Disclosure Schedule 3.17(b) sets forth a complete and correct list of all Loans that, as of the Interim Balance Sheet Date (i) were contractually past due ninety (90) days or more in the payment of principal or interest, (ii) were on nonaccrual status or (iii) were classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” or “Watch List,” as such terms are defined by the FDIC’s uniform loan classification standards, or words of similar import, together with the principal amount of each such Loan and the identity of the obligor thereunder.

(c)          HSB Disclosure Schedule 3.17(c) sets forth a complete list of other real estate owned, acquired by foreclosure or by deed in-lieu thereof and owned by HSB or its Subsidiaries as of the Interim Balance Sheet Date, including the book value thereof.

(d)          (i) each outstanding Loan (including Loans held for resale or previously sold to investors) has been solicited and originated and is administered and, where applicable, serviced, and the relevant files are being maintained, in accordance with the relevant loan documents, HSB’s underwriting and servicing standards (and, in the case of Loans held for resale or previously sold to investors, the underwriting standards, if any, of the applicable investors) and with Applicable Laws and applicable requirements of any government-sponsored enterprise program in all material respects; and (ii) HSB and its Subsidiaries have properly fulfilled their contractual responsibilities and duties with respect to any Loan in which they act as the lead lender or servicer.

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(e)          None of the agreements pursuant to which HSB or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein, other than repurchase obligations arising upon breach of representations and warranties, covenants and other obligations of HSB or its Subsidiaries, as applicable.

(f)           As to each Loan that is secured, whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Authority, such guaranty is in full force and effect, and to HSB’s Knowledge, will remain in full force and effect following the Closing Date, in each case, without any further action by HSB or any of its Subsidiaries subject to the fulfillment of their obligations under the Small Business Administration Agreement that arise after the date hereof.

(g)          HSB Disclosure Schedule 3.17(g) sets forth a complete and correct list of all Loans by HSB and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of HSB or any of its Subsidiaries. There are no Loans to any employee, officer, director or other Affiliate of HSB on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement. All such Loans are and were made in compliance in all material respects with all Applicable Laws. Each Loan disclosed on HSB Disclosure Schedule 3.17(g) has been made in the ordinary course of business, and on the same terms, including interest rate and collateral, as those prevailing at the time for comparable arms’-length transactions, and did not involve more than the normal risk of collectability or present other unfavorable features.

3.18        Regulatory Capital; CRA Compliance. Each of HSB and Hamilton is Well-Capitalized, and Hamilton’s most recent examination rating under the Federal Community Reinvestment Act, as amended (“CRA”), was “satisfactory” or better. To HSB’s Knowledge, there is no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause HSB or Hamilton to receive any notice of non-compliance with such provisions of the CRA or cause Hamilton’s CRA rating to decrease below the “satisfactory” level.

3.19        Investment Portfolio. HSB Disclosure Schedule 3.19 sets forth, as of the Interim Balance Sheet Date, all investment securities held by HSB or its Subsidiaries, as well as any purchases or sales of investment securities between the Interim Balance Sheet Date to and including the date hereof, reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values, fair values and coupon rates, and any gain or loss with respect to any such securities sold during such time period after the Interim Balance Sheet Date. Each of HSB and its Subsidiaries has good, valid and marketable title to all securities held by it, except securities sold under repurchase agreements or held in any fiduciary or agency capacity, free and clear of any Lien. Neither HSB nor any of its Subsidiaries owns any of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution other than Hamilton.

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3.20        Derivative Transactions.

None of HSB or any of its Subsidiaries has entered into a Derivative Transaction for itself or for the account of any of its customers.

3.21        Intellectual Property. HSB or its Subsidiaries owns or has a valid license to use all HSB Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). The HSB Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of HSB and its Subsidiaries as currently conducted. The HSB Intellectual Property is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither HSB nor any of its Subsidiaries has received notice challenging the validity or enforceability of any material HSB Intellectual Property. None of HSB or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by HSB of its obligations hereunder, in material violation of any material licenses, sublicenses and other agreements as to which HSB or any of its Subsidiaries is a party and pursuant to which HSB or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or Software, and neither HSB nor any of its Subsidiaries has received notice challenging HSB’s or any of its Subsidiaries’ license or legally enforceable right to use any such third-party Intellectual Property rights.

3.22        Environmental Matters.

(a)          (i) No notice, notification, demand, request for information, citation, summons or order has been received by HSB or any of its Subsidiaries, no complaint has been filed against HSB or any of its Subsidiaries, no penalty has been assessed against HSB or any of its Subsidiaries, and no investigation, action, claim or suit is pending or, to HSB’s Knowledge, threatened against HSB or any of its Subsidiaries by any Governmental Authority or other Person, in each case relating to or arising out of any Environmental Law or the presence or release into the environment of any Hazardous Substance, (ii) HSB and each of its Subsidiaries is in compliance in all material respects with all Environmental Laws and all Permits relating to Environmental Law matters, (iii) neither HSB nor any of its Subsidiaries is conducting or paying for any response or corrective action under any Environmental Law at any location and (iv) neither HSB nor any of its Subsidiaries is party to any Order that imposes any obligations under any Environmental Law.

(b)          To HSB’s Knowledge, there has been no release of any Hazardous Substance by HSB or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any unpaid remedial obligation, corrective action requirement or liability under applicable Environmental Laws.

(c)          To HSB’s Knowledge, no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by HSB or any of its Subsidiaries, and, to HSB’s Knowledge, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to HSB or any of its Subsidiaries under any Environmental Law.

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(d)          To HSB’s Knowledge, neither HSB nor any of its Subsidiaries has acquired, nor is any of them now in the process of acquiring, any real property through foreclosure or deed in lieu of foreclosure which has been contaminated with, or has had any release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation or monitoring under Environmental Law. To HSB’s Knowledge, neither HSB nor any of its Subsidiaries could be deemed the owner or operator of, or to have participated in the management of, any real property (including buildings or other structures) in which HSB or any of its Subsidiaries holds a security interest, Lien or a fiduciary or management role, which has been contaminated with, or has had any release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation or monitoring under Environmental Law.

(e)          HSB has delivered to ABCB copies of all environmental reports, studies, sampling data, correspondence, filings and other information known to HSB or Hamilton and in their possession or reasonably available to them relating to environmental conditions at or on any real property (including buildings or other structures) currently owned, operated or leased by HSB or any of its Subsidiaries. HSB Disclosure Schedule 3.22(e) sets forth a list of all such environmental reports and other information provided.

3.23        Material Contracts.

(a)          Except for the Contracts set forth on HSB Disclosure Schedule 3.23(a), as of the date of this Agreement, neither HSB nor any of its Subsidiaries, nor any of their respective assets, properties, businesses or operations, is a party to, subject to, bound by, or receives benefits under any HSB Material Contract. All HSB Material Contracts are valid and binding agreements of HSB or its Subsidiaries, as applicable, and are in full force and effect and are enforceable in accordance with their terms except as such enforceability may be limited by Laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator or receiver, bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither HSB nor its Subsidiaries is in material violation or breach of or material default under any HSB Material Contract. To HSB’s Knowledge, no third party is in violation or breach of or default under any HSB Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.

(b)          HSB Disclosure Schedule 3.23(b) sets forth a true and complete list of all HSB Material Contracts pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to the performance by HSB or Hamilton of this Agreement and the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby and thereby.

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3.24        Employee Benefit Matters.

(a)          HSB Disclosure Schedule 3.24(a) sets forth a true and complete list of each material HSB Employee Benefit Plan.

(b)          With respect to each HSB Employee Benefit Plan, complete and correct copies of the following documents have been made available to ABCB: (i) the most recent plan documents or written agreements thereof, and all amendments thereto and all related trust or other funding vehicles (including contracts with service providers and insurers) and, in the case of any HSB Employee Benefit Plan that is not in written form, a written description of all material aspects of such plan; (ii) the most recent summary plan description, and all related summaries of material modifications thereto, if applicable; (iii) Forms 5500 (including schedules and attachments), financial statements and actuarial reports for the past year, if applicable; and (iv) the most recent IRS determination letter or opinion letter.

(c)          With respect to each HSB Employee Benefit Plan, (i) such HSB Employee Benefit Plan has been administered in all material respects in compliance with its terms and with all Applicable Laws, including ERISA, the Code, the Health Insurance Portability and Accountability Act and the Patient Protection and Affordable Care Act, (ii) no Proceedings (other than routine claims for benefits) are pending, or to HSB’s Knowledge, threatened, (iii) all premiums, contributions or other material payments required to have been made by Applicable Law or under the terms of any such HSB Employee Benefit Plan or any Contract relating thereto have been made, (iv) all material reports, returns and similar documents required to be filed with any Governmental Authority have been duly filed and (v) no non-exempt “prohibited transaction” or “reportable event” has occurred within the meaning of the applicable provisions of ERISA or the Code that could reasonably be expected to result in material liability to HSB.

(d)          With respect to each HSB Employee Benefit Plan intended to qualify under Section 401(a) of the Code, the IRS has issued a favorable determination letter or opinion letter or advisory letter upon which HSB is entitled to rely under IRS pronouncements, no such determination letter, opinion letter or advisory letter has been revoked nor, to HSB’s Knowledge, has revocation been threatened, and no circumstance exists that would reasonably be expected to result in the loss of such qualification.

(e)          Neither HSB nor any HSB Employee Benefit Plan provides (or will provide) health or other welfare benefits to one or more former employees, officers, directors or other individuals (including dependents of any of the foregoing) other than benefits that are required to be provided pursuant to the applicable requirements of COBRA or similar law.

(f)           No HSB Employee Benefit Plan is, and neither HSB nor any Affiliate maintains or contributes to, or has within the past six (6) years, maintained or contributed to, or has any liability, whether actual or contingent, under a plan subject to Section 302 or Title IV of ERISA or to Section 412 of the Code. No HSB Employee Benefit Plan is or was within the past six (6) years, a multiemployer plan, as defined in Section 3(37) of ERISA, and neither HSB nor any Affiliate has ever contributed to, or had an obligation to contribute to, or incurred any liability with respect to, any such multiemployer plan within the past six (6) years.

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(g)          Except as provided in HSB Disclosure Schedule 3.24(g), neither the execution and delivery of this Agreement or the Bank Merger Agreement nor the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement will (whether alone or in conjunction with any other event) (i) increase the amount of any compensation, equity award or other benefits otherwise payable by HSB or any of its Subsidiaries under any HSB Employee Benefit Plan or (ii) result in the acceleration of the time of payment or vesting of any compensation, equity award or other benefit under any HSB Employee Benefit Plan.

(h)          No participants in any HSB Employee Benefit Plan participate in such plan pursuant to the terms of a collective bargaining agreement.

3.25        Labor Relations; Employment Matters.

(a)          There is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to HSB’s Knowledge, threatened against or affecting HSB or any of its Subsidiaries. Neither HSB nor any of its Subsidiaries is a party to any collective bargaining agreements or similar labor agreements and, to HSB’s Knowledge, there are no organizing efforts by any union or other group seeking to represent any employees of HSB or any of its Subsidiaries. HSB and each of its Subsidiaries is, and has at all relevant times been, in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, equal opportunity, nondiscrimination, immigration, labor, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices defined in the National Labor Relations Act or other Applicable Law. Neither HSB nor any of its Subsidiaries has received any written notice that any Governmental Authority responsible for the enforcement of labor or employment Laws intends to conduct an investigation with respect to or relating to HSB and its Subsidiaries and, to HSB’s Knowledge, no such investigation is in progress.

(b)          Since the Balance Sheet Date, HSB has not effectuated a “mass layoff” or “plant closing” as defined in the WARN Act affecting any site of employment or facility of HSB or its Subsidiaries.

(c)          HSB Disclosure Schedule 3.25(c) sets forth each Contract to which HSB or any of its Subsidiaries is a party with respect to the employment of any officer, director, employee or consultant that is not terminable at will and without any penalty or other severance or obligation.

(d)          To HSB’s Knowledge, there are no non-solicitation, non-competition, non-disclosure or non-interference agreements between any current employees of HSB or any of its Subsidiaries and any third party.

(e)          HSB and each of its Subsidiaries have made all required payments due to employees and to its respective unemployment compensation reserve accounts with the appropriate Governmental Authorities of the jurisdictions where either HSB or the respective Subsidiary is required to maintain such accounts.

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3.26        Related Party Transactions. There are no outstanding amounts payable to or receivable from, or advances by HSB or any of its Subsidiaries to, and neither HSB nor any of its Subsidiaries is otherwise a creditor or debtor to, any director, executive officer, five percent (5%) or greater shareholder of HSB or any of its Subsidiaries or to any of their respective Affiliates, other than part of the normal and customary terms of such person’s employment or service as a director with HSB or any of its Subsidiaries and other than deposits held by Hamilton or loans made by Hamilton, in each case, in the ordinary course of business. HSB Disclosure Schedule 3.26 sets forth each transaction or agreement to which HSB or any of its Subsidiaries is a party with any of its respective directors, executive officers or other Affiliates. All agreements between HSB or any of HSB’s Subsidiaries and any of their respective Affiliates comply in all material respects, to the extent applicable, with Regulation O and Regulation W of the Federal Reserve Board.

3.27        Insurance.

(a)          HSB and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of HSB and Hamilton reasonably have determined to be prudent in accordance with industry practices. All insurance policies maintained by HSB or any Subsidiary are in full force and effect, neither HSB nor any Subsidiary has received notice of cancellation of any such insurance policies or is otherwise aware that any insurer under any such insurance policies has expressed an intent to cancel any such insurance policies, and neither HSB nor any of its Subsidiaries is in material default thereunder, and all claims thereunder have been filed in due and timely fashion.

(b)          HSB Disclosure Schedule Section 3.27(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by HSB or any of its Subsidiaries, including the value of its BOLI as of the end of the month prior to the date hereof. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the HSB Financial Statements in accordance with GAAP. All BOLI is owned solely by Hamilton, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under HSB’s BOLI. Neither HSB nor any of its Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.

3.28        Trust Business; Administration of Fiduciary Accounts. Neither HSB nor any of its Subsidiaries has offered or engaged in providing any individual or corporate trust services or administers any accounts for which it acts as a fiduciary, including any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

3.29        Investment Management and Related Activities. None of HSB, any of its Subsidiaries or any of their respective directors, officers or employees (in connection with such director, officer or employee’s performance of duties and obligations with respect to HSB or such Subsidiaries) is required to be registered, licensed or authorized under the Laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

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3.30        Brokers; Fairness Opinion. Neither HSB nor any of its officers, directors or Subsidiaries (including Hamilton) has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that HSB has engaged, and will pay a fee or commission to Sandler O’Neill & Partners, L.P. (“HSB Financial Advisor”), in accordance with the terms of a letter agreement between HSB Financial Advisor and HSB, a true, complete and correct copy of which has been previously delivered by HSB to ABCB. HSB has received the opinion of HSB Financial Advisor (and, when it is delivered in writing, a copy of such opinion will be promptly provided to ABCB) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of HSB Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

3.31        HSB Information. True and complete copies of all documents listed in the HSB Disclosure Schedule have been made available or provided to ABCB. Except for the minutes and actions related to the process leading to this Agreement and the transactions contemplated hereunder that have not yet been prepared, approved, executed or placed in HSB’s corporate minute books, if any, the corporate minute books, books of account and other financial and corporate records of HSB and each of its Subsidiaries, all of which have been made available to ABCB, are complete and correct in all material respects. The stock ledgers and stock transfer books of HSB and each of its Subsidiaries contain materially complete and accurate records of the ownership of the equity securities of HSB and each of its Subsidiaries.

3.32        Information Supplied. None of the information supplied or to be supplied by HSB for inclusion or incorporation by reference in (i) the Proxy Statement/Prospectus, on the date it (or any amendment or supplement thereto) is first mailed to the HSB Shareholders or at the time of the HSB Shareholders’ Meeting, (ii) the Registration Statement, when it or any amendment thereto becomes effective under the Securities Act or (iii) the documents and financial statements of HSB incorporated by reference in the Proxy Statement/Prospectus, the Registration Statement or any amendment or supplement thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by HSB with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of ABCB or its Subsidiaries for inclusion in the Proxy Statement/Prospectus or the Registration Statement.

3.33        No Other Representations or Warranties. Except for the representations and warranties made by HSB in this Article III, neither HSB nor any other Person makes any express or implied representation or warranty with respect to HSB, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and ABCB hereby disclaims any such other representations or warranties. HSB has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of ABCB and its Subsidiaries, and acknowledges that HSB has been provided sufficient access to personnel, properties, premises and records of ABCB for such purpose. In entering into this Agreement, HSB has relied solely upon the representations, warranties and covenants contained in this Agreement and upon its own investigation and analysis of ABCB and its Subsidiaries. Nothing set forth in this Section 3.33 shall be construed to limit the obligations, representations or warranties of ABCB set forth in this Agreement.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ABCB

4.1          Making of Representations and Warranties.

(a)          On or prior to the date hereof, ABCB has delivered to HSB a schedule (the “ABCB Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article IV; provided, however, that nothing in the ABCB Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or a warranty unless such schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

(b)          Except as disclosed in the ABCB Disclosure Schedule or in any ABCB SEC Filings filed by ABCB since January 1, 2016 (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), ABCB hereby represents and warrants to HSB that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made on and as of the Closing Date), except as to any representation or warranty which specifically speaks as of an earlier date (including representations made as of “the date hereof”), which need be correct only as of such earlier date.

4.2          Organization.

(a)          ABCB is a Georgia corporation (i) duly organized, validly existing and in good standing under the Laws of the State of Georgia, (ii) which is a bank holding company duly registered under the BHCA, (iii) with all requisite power (corporate or otherwise) and authority to own and operate its properties and to carry on its business as presently conducted and (iv) duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases make such qualification necessary, except in such cases where the lack of such authorization or qualification has not had and would not reasonably be expected to have a Material Adverse Effect on ABCB. True, complete and correct copies of the Charter Documents of ABCB, as in effect as of the date of this Agreement, have previously been made available to HSB.

(b)          Each Subsidiary of ABCB (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, as applicable, (ii) with all requisite power and authority to own and operate its properties and to carry on its business as presently conducted and (iii) duly qualified and in good standing in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases make such qualification necessary, except in such cases where the lack of such authorization or qualification has not had and would not reasonably be expected to have a Material Adverse Effect on ABCB.

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4.3          Authority; Binding Nature. Each of ABCB and, to the extent applicable, its Subsidiaries has all requisite power and authority to enter into this Agreement and the Bank Merger Agreement and to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by ABCB and by Ameris of the Bank Merger Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly approved by the board of directors of ABCB and Ameris. No other corporate proceedings on the part of ABCB are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or by the Bank Merger Agreement. This Agreement has been, and the Bank Merger Agreement will be, duly executed and delivered by ABCB and Ameris, as applicable, and constitutes or, in the case of the Bank Merger Agreement, will constitute (in each case assuming due authorization, execution and delivery by HSB and Hamilton, as applicable) the legal, valid and binding obligations of ABCB and Ameris enforceable against ABCB and Ameris, as applicable, in accordance with its terms, except as such enforceability may be limited by Applicable Laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator or receiver, bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.4          No Conflicts. The execution, delivery and performance of this Agreement by ABCB and of the Bank Merger Agreement by Ameris, and the consummation of the transactions contemplated hereby and thereby by ABCB and its Subsidiaries, including the Merger and the Bank Merger, do not and will not (i) conflict with, or result in a breach of or default under, any terms or conditions of the Charter Documents of ABCB or any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.5 hereof are duly obtained, (A) conflict with or violate in any material respect any Applicable Law as to ABCB or any of its Subsidiaries, (B) result in any material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation pursuant to any Contract set forth on the “Exhibit Index” included in ABCB’s Form 10-K for the year ended December 31, 2016 or the ABCB SEC filings subsequently filed or (C) result in the creation or imposition of any Lien on any of the assets of ABCB or any of its Subsidiaries.

4.5          Consents and Approvals. Other than the Regulatory Approvals, no consents, approvals, authorizations or other actions by, or filings with or notifications to, any Person or any Governmental Authority on the part of ABCB or any of its Subsidiaries is required in connection with the execution, delivery and performance of this Agreement by ABCB or by Ameris of the Bank Merger Agreement, and the consummation of the transactions contemplated hereby and thereby.

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4.6          Regulatory Matters. ABCB and each of its Subsidiaries has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2015 with, as applicable, (i) the Federal Reserve Board, (ii) the FDIC, (iii) the GDBF and (iv) any other applicable bank regulatory agencies (collectively, the “ABCB Regulatory Agencies” and, together with the HSB Regulatory Agencies, the “Regulatory Agencies”), and any other applicable Governmental Authority, and has paid all applicable fees, premiums and assessments due and payable thereto. Each such report, registration and statement, including financial statements, exhibits and schedules thereto, complied, in all material respects, with Applicable Law. Neither ABCB nor any of its Subsidiaries is subject to any cease-and-desist or other formal or informal order or enforcement action issued by, or is a party to any written agreement, consent agreement, operating agreement or memorandum of understanding with, or is a party to any commitment letter, regulatory directive or similar undertaking with, or is subject to any capital directive by, or is currently subject to any order to pay any civil money penalty by, or currently has in effect any board resolutions adopted at the request of, any ABCB Regulatory Agency or other Governmental Authority of any kind (each, a “ABCB Regulatory Agreement”). To ABCB’s Knowledge, no ABCB Regulatory Agency or other Governmental Authority has initiated or has pending any ABCB Regulatory Agreement regarding or relating to ABCB or any of its Subsidiaries. There is no material unresolved written violation, criticism, comment or exception by any ABCB Regulatory Agency or other Governmental Authority relating to ABCB or any of its Subsidiaries, to ABCB’s Knowledge, and ABCB is not aware of any reason attributable to ABCB or Ameris why it or any of its Subsidiaries would not receive all required Regulatory Approvals on a timely basis without undue delay and without the imposition of any Materially Burdensome Regulatory Condition as described in the proviso to Section 5.3(a)(i).

4.7          Capitalization.

(a)          The authorized capital stock of ABCB consists only of (i) 100,000,000 shares of ABCB Common Stock, of which 37,373,205 shares were issued and outstanding as of the last trading day immediately prior to date of this Agreement (the “ABCB Capitalization Date”), and 1,475,953 of which were held in treasury as of the ABCB Capitalization Date, and (ii) 5,000,000 shares of preferred stock, none of which were issued and outstanding as of the ABCB Capitalization Date. Such shares constitute all of the issued and outstanding shares of ABCB Common Stock as of the ABCB Capitalization Date. All of the issued and outstanding shares of ABCB Common Stock and shares of ABCB’s preferred stock have been duly authorized, validly issued and are fully paid and nonassessable. None of such shares have been issued or disposed of in violation of any preemptive rights of any Person. The ABCB Common Stock to be issued in exchange for HSB Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any preemptive rights. As of the date hereof, there are, and as of the Effective Time there will be, sufficient authorized and unissued shares of ABCB Common Stock to enable ABCB to issue the Merger Consideration as contemplated in this Agreement.

(b)          All of the issued and outstanding shares of capital stock of Ameris are, on the date of this Agreement, and on the Closing Date will be, held by ABCB.

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(c)          Except as disclosed in the ABCB SEC Filings or ABCB Disclosure Schedule Section 4.7(c), as of the ABCB Capitalization Date, there are no outstanding rights, plans, options, warrants, calls, conversion rights or any agreements, arrangements or commitments of any kind or character (either firm or conditional) obligating ABCB or any of its Affiliates to issue, deliver or sell, or cause to be delivered or sold, any capital stock of ABCB or its Subsidiaries, or any securities exchangeable for or convertible into the capital stock of ABCB or its Subsidiaries. As of the ABCB Capitalization Date, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the holders of capital stock may vote have been issued by ABCB and are outstanding.

4.8          Deposits. The deposit accounts of Ameris are insured by the FDIC to the fullest extent permitted by Applicable Law, and all premiums and assessments required to be paid in connection therewith have been duly, timely and fully paid. No proceedings for the revocation or termination of such deposit insurance are pending or, to ABCB’s Knowledge, threatened.

4.9          ABCB SEC Filings. ABCB has filed (or furnished) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed (or furnished) with the SEC by it under Section 5 of the Securities Act or Sections 13(a), 14 or 15(d) of the Exchange Act, as the case may be, from and after January 1, 2015 (collectively, the “ABCB SEC Filings”). Each ABCB SEC Filing, as amended or supplemented if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.10        Financial Statements.

(a)          The financial statements of ABCB and its Subsidiaries included (or incorporated by reference) in the ABCB SEC Filings, including the related notes, where applicable, (i) have been prepared from, and are in accordance with, the books and records of ABCB and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of ABCB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of ABCB and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Crowe Horwath LLP has not resigned (or informed ABCB that it intends to resign) or been dismissed as independent public accountants of ABCB as a result of or in connection with any disagreements with ABCB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

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(b)          Except as would not reasonably be expected to be, individually or in the aggregate, material to ABCB and its Subsidiaries, taken as a whole, neither ABCB nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of ABCB included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017 (including any notes thereto), (ii) liabilities or obligations incurred in the ordinary course of business consistent in nature and amount with past practice since the end of such fiscal quarter or (iii) liabilities or obligations incurred in connection with this Agreement and the transactions contemplated hereby.

(c)          The records, systems, controls, data and information of ABCB and its Subsidiaries are in all material respects recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of ABCB or its Subsidiaries or accountants (including all means of access thereto and therefrom). ABCB (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to ABCB, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of ABCB by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to ABCB’s outside auditors and the audit committee of ABCB’s board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect ABCB’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in ABCB’s internal controls over financial reporting. There is no reason to believe that ABCB’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

4.11        Ordinary Course; Lack of Material Adverse Change. Since the Balance Sheet Date, except as reflected in the ABCB SEC Filings or as contemplated by this Agreement, there has not been (i) any Material Adverse Change in ABCB or any event, change, occurrence, effect or development that would reasonably be expected to have a Material Adverse Effect on ABCB or (ii) any action taken by ABCB or any of its Subsidiaries during the period from the Balance Sheet Date through the date of this Agreement that would have required HSB’s consent if ABCB had been subject to Section 5.2 at such time.

4.12        Reorganization. Neither ABCB nor any of its Subsidiaries has taken any action, nor are they aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

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4.13        Taxes.

(a)          (i) All federal and state Tax Returns and all other material Tax Returns that were or are required to be filed on or before the Closing Date by ABCB or its Subsidiaries have been or will be timely filed on or before the Closing Date, and all such Tax Returns are or will be true, correct and complete in all material respects and were or will be prepared in substantial compliance with all Applicable Laws; (ii) all Taxes due and owing by ABCB or its Subsidiaries (whether or not shown on the Tax Returns referred to in clause (i)) have been or will be timely paid in full on or before the Closing Date; (iii) all deficiencies asserted in writing or assessments made in writing by the relevant Taxing Authority in connection with any of the Tax Returns referred to in clause (i) have been or will be timely paid in full on or before the Closing Date; and (iv) no issues that have been raised in writing by the relevant Taxing Authority in connection with any of the Tax Returns referred to in clause (i) are pending as of the date of this Agreement, or, if pending, have been specifically identified by ABCB to HSB in writing and adequately reserved for in the ABCB Financial Statements. Neither ABCB nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.

(b)          No Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to ABCB or any of its Subsidiaries. Neither ABCB nor its Subsidiaries has received from any Taxing Authority (including jurisdictions where ABCB or its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against ABCB or any of its Subsidiaries. ABCB has provided HSB with correct and complete copies of all federal and state income Tax Returns filed by ABCB and each of its Subsidiaries for taxable periods ended on or after December 31, 2014 and all examination reports and statements of deficiency related to federal and state income Tax assessed against or agreed to by ABCB or any of its Subsidiaries with respect to those taxable periods.

(c)          There are no Liens on ABCB’s or any of its Subsidiaries’ assets that arose in connection with any failure (or alleged failure) to pay any Tax other than Permitted Liens or Liens the validity of which is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP in the ABCB Financial Statements.

(d)          Neither ABCB nor any of its Subsidiaries has waived any statute of limitations in respect of income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency.

(e)          ABCB and its Subsidiaries have withheld and timely paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(f)           Neither ABCB nor any of its Subsidiaries is (or has been) a party to any Tax allocation or sharing agreement (other than such an agreement or arrangement exclusively between or among ABCB and its Subsidiaries). Neither ABCB nor any of its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal Tax Return (other than a group the common parent of which was ABCB) or (ii) has any liability for Taxes of any Person (other than ABCB or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law) as a transferee, successor, by contract or otherwise.

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(g)          No claim has been made in the last five (5) years by a Taxing Authority in a jurisdiction where ABCB or any Subsidiary does not file Tax Returns that ABCB (or such Subsidiary) is or may be subject to taxation by that jurisdiction.

(h)          Neither ABCB nor any Subsidiary has, in the last five (5) years, distributed stock of another corporation, or had its stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(i)           Neither ABCB nor any Subsidiary is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)           Neither ABCB nor any Subsidiary has engaged in any transaction that, as of the date hereof, is a “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2). ABCB and each Subsidiary have disclosed in their Tax Returns all information required by the provisions of the Treasury Regulations issued under Section 6011 of the Code with respect to any “reportable transaction” as that term is defined in Section 6707A(c) of the Code.

(k)          The unpaid Taxes of ABCB and each Subsidiary (i) did not, as of the Interim Balance Sheet Date, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the ABCB Financial Statements (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of ABCB and each Subsidiary in filing its Tax Returns. Since the Interim Balance Sheet Date, neither ABCB nor any Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

4.14        Litigation; Orders.

(a)          There is no Proceeding pending or, to ABCB’s Knowledge, threatened either (i) against ABCB or any of its Subsidiaries, or to which any assets, interest or right of any of them may be subject, which is material, or (ii) seeking to prevent, alter or delay any of the transactions contemplated by this Agreement or by the Bank Merger Agreement.

(b)          There is no Order either (i) outstanding against ABCB or any of its Subsidiaries or (ii) seeking to prevent, alter or delay any of the transactions contemplated by this Agreement or by the Bank Merger Agreement.

4.15        Compliance.

(a)          ABCB and each of its Subsidiaries is, and has been since January 1, 2014, in compliance in all material respects with all Applicable Laws and Orders, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

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(b)          ABCB and each of its Subsidiaries have all material Permits of, and have made all required filings, applications and registrations with, all applicable Governmental Authorities necessary to permit it to own or lease its properties and to carry on its business in all material respects as presently conducted. All such material Permits are in full force and effect and, to ABCB’s Knowledge, no suspension or cancellation of any of them is threatened.

(c)          Neither ABCB nor any of its Subsidiaries is in default under or in violation of any term or provision of (i) its Charter Documents or (ii) any material Permit which it holds.

(d)          ABCB has implemented one or more formal codes addressing each of ethics, personal trading policies, conflicts of interest policies, customer privacy policies, anti-money laundering policies and other material policies as may be required by any Applicable Law for itself and its Subsidiaries, and a complete and correct copy of each such policy has been made available to HSB. Such policies comply in all material respects with the requirements of any Laws applicable thereto.

4.16        Regulatory Capital; CRA Compliance. Each of ABCB and Ameris is, and will be upon the consummation of the transactions contemplated by this Agreement, Well-Capitalized, and Ameris’s most recent examination rating under the CRA was “satisfactory” or better. To ABCB’s Knowledge, there is no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause ABCB or Ameris to receive any notice of non-compliance with such provisions of the CRA or cause ABCB or Ameris’s CRA rating to decrease below the “satisfactory” level.

4.17        Material Contracts. Each Contract which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which ABCB or any of its Subsidiaries is a party or by which ABCB or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by ABCB or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto. Each such Contract is valid and binding on ABCB or the applicable Subsidiary, is in full force and effect, and neither ABCB nor any Subsidiary of ABCB is in material violation or material default thereof.

4.18        No Financing. ABCB has and will have as of the Effective Time, without having to resort to external sources, sufficient capital to effect the transactions contemplated by this Agreement.

4.19        Brokers. Except for Stephens Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or by the Bank Merger Agreement based upon arrangements made by or on behalf of ABCB or its Subsidiaries.

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4.20        Information Supplied. None of the information supplied or to be supplied by ABCB or its Subsidiaries for inclusion or incorporation by reference in (a) the Proxy Statement/Prospectus, on the date it (or any amendment or supplement thereto) is first mailed to the HSB Shareholders or at the time of the HSB Shareholders’ Meeting, (b) the Registration Statement, when it or any amendment thereto becomes effective under the Securities Act, or (c) the documents and financial statements of ABCB incorporated by reference in the Proxy Statement/Prospectus, the Registration Statement or any amendment or supplement thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by ABCB with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of HSB or its Subsidiaries for inclusion in the Proxy Statement/Prospectus or the Registration Statement. The Proxy Statement/Prospectus and Registration Statement will, when filed by ABCB in final form with the SEC, comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder.

4.21        No Other Representations or Warranties. Except for the representations and warranties made by ABCB in this Article IV, neither ABCB nor any other Person makes any express or implied representation or warranty with respect to ABCB, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and HSB hereby disclaims any such other representations or warranties. ABCB has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of HSB and its Subsidiaries, and acknowledges that ABCB has been provided sufficient access to personnel, properties, premises and records of HSB for such purpose. In entering into this Agreement, ABCB has relied solely upon the representations, warranties and covenants contained in this Agreement and upon its own investigation and analysis of HSB and its Subsidiaries. Nothing set forth in this Section 4.21 shall be construed to limit the obligations, representations or warranties of HSB set forth in this Agreement.

ARTICLE V

covenants

5.1          Conduct of Business of HSB. During the period from the date of this Agreement to the Closing Date, except (a) as otherwise expressly contemplated or permitted by this Agreement or the Bank Merger Agreement, (b) as required by any Governmental Authority or Applicable Law, (c) with the written consent of ABCB (which consent shall not be unreasonably withheld, conditioned or delayed) or (d) as set forth on HSB Disclosure Schedule 5.1, HSB shall, and shall cause its Subsidiaries to (x) maintain its existence under Applicable Law, (y) conduct its business and operations in the ordinary and usual course of business, in accordance with applicable Law, and in a manner consistent with prior practice, including with respect to loan loss provisioning, securities, portfolio management, compensation and other expense management and other operations that might adversely impact HSB’s equity capital, and (z) use commercially reasonable efforts to preserve the rights, franchises, goodwill and relations of its customers, clients, lessors and others with whom business relationships exist. Without limiting the foregoing, HSB covenants and agrees that between the date of this Agreement and the Closing Date, except as expressly contemplated or permitted by this Agreement or the Bank Merger Agreement, as required by any Governmental Authority or Applicable Law, as set forth on HSB Disclosure Schedule 5.1, or with the written consent of ABCB (which consent shall not be unreasonably withheld, conditioned or delayed and which for purposes of requesting and giving consent under this Section 5.1, ABCB’s and Ameris’s representative shall be either Ameris’s EVP and Chief Operating Officer or EVP and Corporate Banking Executive (or such other person or persons designated in writing by either of them); provided, however, that with respect to Section 5.1(xix), if ABCB shall not have disapproved of HSB’s request in writing within four (4) Business Days upon receipt of such written request from HSB or Hamilton, then such request shall be deemed to be approved by ABCB), it shall not, and shall cause its Subsidiaries not to, directly or indirectly:

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(i)          amend its Charter Documents;

(ii)         adjust, split, combine or reclassify any shares of its capital stock or other equity interests or declare, set aside, make or pay any dividend or other distribution (whether in cash, shares, equity interests or property or any combination thereof) in respect of its capital stock or equity interests (other than to a wholly owned Subsidiary of HSB), or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its securities (other than (A) dividends paid by any of the Subsidiaries of HSB to HSB or any of its wholly owned Subsidiaries, respectively, (B) a cash dividend payable with respect to the HSB Common Stock, HSB Restricted Stock Units, HSB Stock Options and HSB Warrants in the aggregate amount of up to $9,000,000, (C) regular distributions on HSB’s outstanding Trust Preferred Securities or (D) the withholding, repurchase or acceptance of shares of HSB Common Stock as payment for the exercise price of HSB Stock Options or for withholding Taxes incurred in connection with the exercise of HSB Stock Options or the vesting or settlement of HSB Restricted Stock Units, in each case, that are outstanding on the date hereof and in accordance with past practice and the terms of the applicable award agreements);

(iii)        except pursuant to contracts or agreements in force at the date of this Agreement and disclosed to ABCB, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned Subsidiary of HSB;

(iv)        sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any Person (except for sales of properties or assets in the ordinary course of business consistent with past practice) or merge or consolidate with any Person;

(v)         (A) acquire direct or indirect control over any business or Person, whether by stock purchase, merger, consolidation or otherwise; or (B) make any other investment either by purchase of stock or equity securities, contributions to capital, property transfers or purchase of any property or assets of any other Person, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice and with respect to Loans made to third parties who are not Affiliates of HSB;

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(vi)        other than in the ordinary course of business, incur any indebtedness (excluding bank deposits) for borrowed money (other than indebtedness of HSB or any of its wholly owned Subsidiaries to HSB or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person;

(vii)       make any change to its accounting methods, principles or practices, except as required by GAAP or Applicable Law;

(viii)      except as required under any HSB Employee Benefit Plan, (A) increase the compensation, severance, benefits, change of control payments or any other amounts payable, or pay or award, or commit to pay or award, any bonuses or incentive compensation, to its present or former officers, employees or directors, other than, in each case, nonmaterial increases in compensation or benefits for employees made in the ordinary course of business consistent with past practice, earned but unpaid bonuses with respect to any fiscal year ending before the Effective Time, and prorated bonuses with respect to that portion of the then-current fiscal year of HSB ending at the Effective Time (the amount of which prorated bonuses would be, on an annualized basis, consistent with past practice), (B) establish, adopt, enter into, amend or terminate any collective bargaining agreement or HSB Employee Benefit Plan, other than any amendments in the ordinary course of business consistent with past practice that do not materially increase the cost to HSB, in the aggregate, of maintaining such HSB Employee Benefit Plan, or any amendments required by Applicable Law, (C) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any such individual or (D) hire any employee having total annual compensation in excess of $200,000 or terminate the employment of any employee of HSB or its Subsidiaries having total annual compensation in excess of $200,000, other than termination for cause;

(ix)         (A) grant any stock appreciation rights, options, restricted stock, restricted stock units, awards based on the value of HSB’s capital stock or other equity-based compensation or grant to any Person any right to acquire any shares of its capital stock; (B) issue or commit to issue any additional shares of capital stock of HSB, other than the issuance of shares of HSB Common Stock upon the exercise of any HSB Stock Options or HSB Warrants or the vesting and settlement of any HSB Restricted Stock Units, in each case, that are outstanding on the date hereof and in accordance with the terms of the applicable award agreement; (C) issue, sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any of HSB’s Subsidiaries; or (D) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

(x)          make or change any Tax election, settle or compromise any Tax liability, fail to file any Tax Return when due (taking extensions into account), enter into any closing agreement, file any amended Tax Return or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

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(xi)         fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

(xii)        enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices except as required by Applicable Law;

(xiii)       file any application to establish, or to relocate or terminate the operations of, any banking office;

(xiv)      make, or commit to make, any capital expenditures in excess of $250,000 in the aggregate;

(xv)       except for transactions in the ordinary course of business, terminate, amend or waive any material provision of, any HSB Material Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to HSB, or enter into any contract that would constitute an HSB Material Contract if it were in effect on the date of this Agreement;

(xvi)      (A) settle any claims, actions or proceedings (other than claims, actions or proceedings in the ordinary course of business consistent with past practice and involving solely money damages) in excess of $250,000 in the aggregate, or waive, compromise, assign, cancel or release any material rights or claims; or (B) agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(xvii)     materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(xviii)    change in any material respect its credit policies and collateral eligibility requirements and standards;

(xix)       make or acquire any Loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any Loan (including in any manner that would result in any additional extension of credit or principal forgiveness or effect any uncompensated release of collateral), except to (A) make, acquire, renew or extend any Loan not in excess of $5,000,000, (B) make any Loan or commitment for a Loan that has previously been approved by HSB prior to the date of this Agreement not in excess of $5,000,000, (C) with respect to amendments or modifications approved by HSB prior to the date of this Agreement, amend or modify in any material respect any existing Loan rated “Special Mention” or worse by HSB (as rated by HSB or any HSB Regulatory Agency) with total credit exposure not in excess of $5,000,000 or (D) modify or amend any Loan in a manner that would result in any additional extension of credit or principal forgiveness or effect any uncompensated release of collateral, in each case not in excess of $5,000,000;

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(xx)        adopt a plan of complete or partial liquidation or dissolution;

(xxi)       take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(xxii)      agree to take, make any commitments to take, or adopt any resolutions of the board of directors or shareholders in support of, any of the actions prohibited by this Section 5.1;

(xxiii)     take or fail to take any action that would reasonably be expected to cause the representations and warranties made in Article III to be inaccurate in any material respect at the time of the Closing or preclude HSB from making such representations and warranties at the time of the Closing;

(xxiv)    take any action that is intended to or would reasonably be likely to result in any of the conditions set forth in Article VI not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby or by the Bank Merger Agreement; or

(xxv)     take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of HSB or its Subsidiaries to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or by the Bank Merger Agreement or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby.

5.2           Conduct of Business of ABCB. During the period from the date of this Agreement to the Closing Date, except (a) as otherwise expressly contemplated or permitted by this Agreement or the Bank Merger Agreement, (b) as required by any Governmental Authority or Applicable Law or (c) with the written consent of HSB (which consent shall not be unreasonably withheld, conditioned or delayed and which for purposes of requesting and giving consent under this Section 5.2, HSB’s and Hamilton’s representative shall be Hamilton’s Chief Executive Officer (or such other person or persons designated in writing by such Chief Executive Officer)), ABCB shall not, and shall cause its Subsidiaries not to, directly or indirectly:

(i)          amend its Charter Documents in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of HSB Common Stock;

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(ii)         adopt a plan of complete or partial liquidation or dissolution;

(iii)        take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(iv)        agree to take, make any commitments to take, or adopt any resolutions of the board of directors or shareholders in support of, any of the actions prohibited by this Section 5.2;

(v)         take or fail to take any action that would reasonably be expected to cause the representations and warranties made in Article IV to be inaccurate in any material respect at the time of the Closing or preclude ABCB from making such representations and warranties at the time of the Closing;

(vi)        take any action that is intended to or would reasonably be likely to result in any of the conditions set forth in Article VI not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby or by the Bank Merger Agreement; or

(vii)       take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of ABCB or its Subsidiaries to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or by the Bank Merger Agreement or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby.

5.3          Approvals and Filings.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, each of HSB and ABCB agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party and its respective Subsidiaries pursuant to this Agreement and the Bank Merger Agreement and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Bank Merger Agreement, including: (i) obtaining all Regulatory Approvals and all other necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from Governmental Authorities (including the final consent of the FDIC to the assignment, assumption and transfer of all purchase and assumption and related loss-share agreements, that have not been terminated, between Hamilton and the FDIC, as receiver and acting in its corporate capacity, to ABCB and Ameris) and making all necessary, proper or advisable registrations, filings and notices and taking all steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Authority; provided, however, that nothing contained herein shall be deemed to require ABCB, or require or permit HSB, to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the permits, consents, approvals and authorizations of any Governmental Authority that (A) would reasonably be expected to result in ABCB or Ameris becoming subject to any material and adverse cease-and-desist order or other material and adverse order, formal or informal enforcement action issued by, or written agreement, consent agreement, operating agreement, memorandum of understanding, commitment letter or similar material and adverse undertaking with, or any request to adopt any material and adverse board resolutions by, any Governmental Authority, or (B) would reasonably be expected to have a Material Adverse Effect on ABCB after giving effect to the Merger (including, for the avoidance of doubt, any determination by any Regulatory Agency or other Governmental Authority that the Bank Merger may not be consummated as contemplated herein or in a substantially similar manner immediately following the Effective Time or that any HSB Regulatory Agreement will not terminate and be of no further force as of and following the consummation of the Bank Merger) (any of the foregoing matters in clauses (A) and (B), a “Materially Burdensome Regulatory Condition”); (ii) obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from nongovernmental Persons; and (iii) executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement or the Bank Merger Agreement.

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(b)          Without limiting the generality of the foregoing, ABCB and HSB shall each use, and shall cause their applicable Subsidiaries to use, reasonable best efforts to prepare and file any applications, notices and filings required in order to obtain the Regulatory Approvals as promptly as practicable (but, in any event, within thirty (30) calendar days) after the date of this Agreement. ABCB and HSB shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such approval as promptly as reasonably practicable. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Regulatory Approvals). Each party will provide the other with copies of (i) any applications and all correspondence relating thereto prior to filing, other than material filed in connection therewith under a claim of confidentiality, and (ii) copies of correspondence from all Regulatory Agencies.

(c)          Subject to Applicable Law (including Applicable Law relating to the exchange of information), the parties shall advise each other promptly after receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement or by the Bank Merger Agreement that causes such party to believe that there is a reasonable likelihood that the Regulatory Approvals or any other consent or approval required hereunder will not be obtained or that the receipt of any such approval will be materially delayed.

5.4          Access; Current Information.

(a)          In order to facilitate the consummation of the transactions contemplated hereby and by the Bank Merger Agreement and the integration of the business and operations of HSB and its Subsidiaries, subject to Section 5.4(d) and Applicable Laws (including those relating to confidentiality and the exchange of information), HSB shall permit ABCB and its Subsidiaries and their respective officers, employees, counsel, accountants and other authorized Representatives, reasonable access, throughout the period before the Closing Date, upon reasonable notice and at ABCB’s sole expense:

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(i)          during customary business hours, to all books, papers and records relating to the assets, properties, operations, obligations and liabilities of HSB and its Subsidiaries; provided, however, that HSB shall not be required to take any action that would provide access to or to disclose information (x) where such access or disclosure would result in the waiver by it of the privilege protecting communications between it and any of its counsel or where such access or disclosure would contravene any Applicable Law or Order or binding agreement entered into prior to the date of this Agreement or (y) relating to HSB’s or its directors’, officers’, employees’, accountants’, counsels’, advisors’ (including investment bankers), agents’ or other representatives’ consideration of, or deliberations regarding, the transactions contemplated by this Agreement; provided, further, that in any such event in which the restrictions of clause (x) of this sentence apply, the parties shall attempt to make appropriate substitute disclosure arrangements; and

(ii)         during and, as reasonably required, outside of customary business hours, to telecommunications, data processing and related electronic information systems, facilities and personnel of HSB and its Subsidiaries for the purpose of performing activities related to the Information Systems Conversion.

(b)          As soon as reasonably practicable after they become available, and to the extent permitted by Applicable Law, HSB will furnish to ABCB copies of the board packages distributed to the board of directors of HSB or Hamilton, or any of their respective Subsidiaries, and minutes from the meetings thereof, and copies of any reports provided to the board of directors of HSB or any committee thereof relating to the financial performance and risk management of HSB.

(c)          During the period from the date of this Agreement to the Effective Time, each of HSB and ABCB will cause one or more of its designated representatives to confer on a regular basis with representatives of the other party and to report the general status of the ongoing operations of HSB and its Subsidiaries and ABCB and its Subsidiaries, respectively. Without limiting the foregoing, HSB agrees to provide to ABCB, to the extent permitted by Applicable Law, (i) a copy of each report filed by HSB or any of its Subsidiaries with a Governmental Authority within one (1) Business Day following the filing thereof, (ii) a copy of HSB’s monthly loan trial balance within one (1) Business Day following the end of the month and (iii) a copy of HSB’s monthly statement of condition and profit and loss statement within five (5) Business Days following the end of the month and, if requested by ABCB, a copy of HSB’s daily statement of condition and daily profit and loss statement, which shall be provided within two (2) Business Days following such request.

(d)          Prior to the execution of this Agreement and prior to the consummation of the Merger, each of HSB and ABCB and their respective Subsidiaries, Affiliates and Representatives have provided, and will continue to provide, one another with information, to the extent permitted by Applicable Law, which may be deemed by the party providing such information to be non-public, proprietary or confidential, including trade secrets of the disclosing party. Each of HSB and ABCB agrees that it will, and will use commercially reasonable efforts to cause its Representatives to, hold any information obtained pursuant to this Agreement in accordance with the terms of the Confidentiality Agreement, which shall survive the execution of this Agreement and, if this Agreement shall be terminated for any reason prior to the Closing Date, such termination of this Agreement.

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5.5          Notification of Certain Changes. HSB, on the one hand, and ABCB, on the other, shall promptly notify the other in writing (i) if such party believes that it has breached any representation, warranty, covenant or agreement contained in this Agreement or (ii) if such party believes that any event shall have occurred that might reasonably be expected to result, individually or in the aggregate, in a failure of a condition set forth in Section 6.2 or Section 6.3 if continuing on the Closing Date. From time to time prior to the Effective Time (and on the Business Day immediately preceding the Closing Date), HSB will supplement or amend the HSB Disclosure Schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such HSB Disclosure Schedule or which is necessary to correct any information in such HSB Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to any HSB Disclosure Schedule or provision of information relating to the subject matter of any HSB Disclosure Schedule after the date of this Agreement shall operate to cure any breach of a representation or warranty made herein or have any effect for the purpose of determining satisfaction of the conditions set forth in Section 6.2(a) or compliance by HSB with its covenants and agreements set forth herein.

5.6          Public Announcements. HSB and ABCB shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated hereby or by the Bank Merger Agreement and shall not issue, and shall not permit any of their Subsidiaries to issue, any such press release or make any such public statement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that a party may, without the prior written consent of the other party, issue such press release or make such public statement or filing as may be required by Applicable Law or Order or any listing agreement with a national stock exchange or automated quotation system.

5.7          Employee Benefit Matters.

(a)          Each employee of HSB and Hamilton shall be retained as an “at will” employee after the Effective Time as employees of ABCB or Ameris; provided, that continued retention by Ameris of such employees subsequent to the Effective Time shall be subject to Ameris’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance. In addition, HSB and Hamilton agree, upon ABCB’s reasonable request, to facilitate discussions between ABCB and HSB employees a reasonable time in advance of the Closing Date regarding employment, consulting or other arrangements to be effective prior to or following the Effective Time. Prior to the Effective Time, any interaction between ABCB and HSB employees shall be coordinated by HSB or Hamilton. As of the Closing Date, ABCB shall, or shall cause its applicable Subsidiary to, provide to each employee of HSB or its Subsidiaries who shall continue employment with the Surviving Corporation or any of its Subsidiaries following the Closing Date (a “Continuing Employee”) (i) base hourly wages or salaries, as applicable, and (ii) employee benefit plans, programs, policies and arrangements (excluding, however, all equity plans) that until the first anniversary of the Closing Date, are no less favorable, in the aggregate, than the HSB Employee Benefit Plans provided to each such Continuing Employee immediately prior to the Closing Date.

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(b)          HSB and Hamilton employees (other than those listed in HSB Disclosure Schedule 5.7(b) who are parties to an employment, change-of-control or other type of agreement which provides for severance) as of the date of this Agreement who remain employed by HSB or any of its Subsidiaries as of the Effective Time, who become employees of ABCB or Ameris at the Effective Time and whose employment is terminated by ABCB or Ameris Bank following the Closing Date (a “Discontinued Employee”) shall be provided by ABCB or Ameris with severance benefits under the existing severance policies of ABCB and its Subsidiaries, a complete and correct copy of which has been made available to HSB; provided, however, that for purposes of determining seniority as it relates to severance practices of ABCB or its Subsidiaries, any such Discontinued Employee shall be credited with his or her years of service with HSB or its Subsidiary, as applicable; and provided, further, that such benefit payments shall be conditioned on execution of a release of claims in a form satisfactory to ABCB.

(c)          With respect to any ABCB Employee Benefit Plan in which any Continuing Employee becomes eligible to participate on or after the Closing Date, ABCB shall use commercially reasonable efforts to (i) waive all preexisting conditions, actively at work requirements, exclusion and waiting periods with respect to participation and coverage requirements under any such ABCB Employee Benefit Plan to the extent they were inapplicable to, or were satisfied under, any HSB Employee Benefit Plan in which such Continuing Employee participated prior to the Closing Date and (ii) ensure that each Continuing Employee receives full credit (including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual under any defined benefit ABCB Employee Benefit Plan or any such credit that would result in a duplication of benefits) under each ABCB Employee Benefit Plan in which such Continuing Employee becomes or may become a participant for service with the Surviving Corporation (or any predecessor to the Surviving Corporation and its Affiliates), solely to the extent such service was credited under the HSB Employee Benefit Plans. As of the Closing Date, ABCB shall, and shall cause its applicable Subsidiaries to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any vacation policy or arrangement listed on HSB Disclosure Schedule 3.24(a) as of the Closing Date. With respect to each ABCB Employee Benefit Plan that is a health plan in which Continuing Employees participate after Closing, ABCB shall use commercially reasonable efforts to (A) cause to be waived any eligibility waiting period, any evidence of insurability requirement and the application of any pre-existing condition limitation under such plan to the extent such requirements or limitations were inapplicable to, or were satisfied under, any HSB Employee Benefit Plan in which such Continuing Employee participated prior to the Closing Date and (B) cause each Continuing Employee to be given credit under such health plan with respect to the plan year in which the Closing Date occurs (“Closing Date Plan Year”) for amounts (such as deductibles and co-payments) paid under any similar HSB Employee Benefit Plan by such Continuing Employee, with respect to the Closing Date Plan Year and for which verification is provided by the insurer or third-party administrator of such HSB Employee Benefit Plan, as though such amounts had been paid in accordance with the terms and conditions of any applicable ABCB Employee Benefit Plan.

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(d)          ABCB and HSB acknowledge and agree that all provisions contained in this Section 5.7 are included for the sole benefit of ABCB and HSB and nothing contained herein shall (i) be construed as an amendment to any HSB Employee Benefit Plan or ABCB Employee Benefit Plan or the creation of any new employee benefit plan, (ii) create any third-party beneficiary or other rights in any other Person, including any employee or former employee of any of ABCB or HSB or their respective Subsidiaries, or any dependent or beneficiary thereof, or (iii) otherwise obligate ABCB or any of its Affiliates to maintain any particular HSB Employee Benefit Plan, ABCB Employee Benefit Plan or other employee benefit plan or retain the employment of any particular employee following the Closing Date. ABCB and HSB further acknowledge and agree that HSB and its Subsidiaries shall provide to ABCB all employee books and records relating to Continuing Employees no later than the Closing Date.

(e)          If requested by ABCB, HSB shall terminate the 401(k) Plan immediately prior to the Closing by resolution adopted by the board of directors of HSB, on terms acceptable to ABCB, and simultaneously amend the 401(k) Plan to the extent necessary to comply with all Applicable Laws to the extent not previously amended. HSB shall notify the 401(k) Plan participants and beneficiaries of such termination prior to the Closing Date pursuant to Applicable Law requirements. ABCB will permit rollover of 401(k) plan assets by Continuing Employees to a defined contribution retirement plan with a 401(k) feature of ABCB or its Subsidiaries.

5.8          No Solicitation of Transaction by HSB.

(a)          From the date hereof until the Closing Date, or, if earlier, the date on which this Agreement is terminated in accordance with Article VII, HSB shall not, and shall cause all of its Subsidiaries and its and their respective Representatives to not, directly or indirectly, (i) take any action to solicit, initiate, seek, knowingly facilitate or encourage any inquiries or expressions of interest or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than ABCB and its Subsidiaries) any nonpublic information or data with respect to HSB or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal (other than the Merger), (iv) enter into any agreement in principle, arrangement, understanding, contract or agreement (other than a confidentiality agreement which expressly permits HSB to comply with its obligations pursuant to this Section 5.8) relating to an Acquisition Proposal (an “Acquisition Agreement”) or (v) propose or agree to do any of the foregoing. Upon execution of this Agreement, HSB shall, and shall cause each of its Subsidiaries and all of its and their respective Representatives to, immediately cease any discussions, negotiations or communications with any party or parties with respect to any Acquisition Proposal; provided, however, that this Section 5.8 shall not prohibit HSB or any of its respective representatives from informing any Person of the restrictions contained in this Section 5.8 (including by providing a copy hereof to such Person).

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(b)          Notwithstanding Section 5.8(a) or any other provision of this Agreement, HSB may, provided that it shall comply with the requirements of Section 2.14(b), take any of the actions described in Section 5.8(a) with respect to an unsolicited, bona fide written Acquisition Proposal received by HSB prior to the HSB Shareholders’ Meeting, which Acquisition Proposal did not result from a breach of this Section 5.8, if, but only if, (i) HSB’s board of directors determines in good faith (in accordance with this Agreement and after consultation with its outside legal counsel and independent financial advisor) that (A) such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and (B) it is reasonably necessary to furnish such information or access or enter into discussions or negotiations in order to comply with HSB’s board of directors’ fiduciary duties to HSB and its shareholders under Applicable Law, (ii) HSB has provided ABCB with at least one (1) Business Day’s prior notice of such determination and (iii) prior to furnishing or affording access to any information or data with respect to HSB or any of its Subsidiaries or otherwise relating to such Acquisition Proposal, HSB receives from such Person a confidentiality agreement with terms no less favorable to HSB than those contained in the Confidentiality Agreement. HSB shall promptly provide to ABCB any non-public information regarding HSB or its Subsidiaries provided to any other Person that was not previously provided to ABCB, such additional information to be provided no later than the date of provision of such information to such other party.

(c)          HSB shall promptly (and in any event within twenty-four (24) hours) notify ABCB in writing if any proposals or offers (or modified offers or proposals) are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, HSB or any of its Subsidiaries or any of their respective Representatives, in each case constituting or in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any such proposals, offers or information requests.

5.9          Indemnification; Directors’ and Officers’ Insurance.

(a)          For a period of six (6) years from and after the Effective Time, ABCB shall (i) indemnify and hold harmless each individual who at the Effective Time is, or any time prior to the Effective Time was, a director, officer or employee of HSB or any of its Subsidiaries (the “Indemnitees”) in respect of all claims, liabilities, losses, damages, judgments, fines, penalties costs and expenses (including reasonable attorneys’ fees) in connection with any claim, suit, action, proceeding or investigation (each a “Claim”), whenever asserted, based on or arising out the fact that the Indemnitee was an officer, director or employee of HSB or any Subsidiary (or fiduciary of any benefit plan of HSB or its Subsidiaries) for acts or omissions by the Indemnitee in such capacity or taken at the request of HSB or any Subsidiary, at or any time prior to the Effective Time (including any Claim relating to the transactions contemplated by this Agreement or the Bank Merger Agreement), to the fullest extent permitted by Law and (ii) assume all obligations of HSB and its Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in HSB’s Charter Documents and the organizational documents of HSB’s Subsidiaries. In addition, ABCB, from and after the Effective Time, shall advance any expenses (including reasonable attorneys’ fees) of any Indemnitee under this Section 5.9 as incurred to the fullest extent permitted by Applicable Law, provided that the Indemnitee to whom expenses are advanced provides an undertaking to repay advances if it shall be determined that such Indemnitee is not entitled to be indemnified pursuant to this Section 5.9.

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(b)          ABCB shall maintain in effect for six (6) years after the Effective Time, the current directors’ and officers’ liability insurance policies maintained by HSB (provided that ABCB may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors so long as substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall ABCB be required to expend annually in the aggregate an amount in excess of two hundred percent (200%) of the annual premium payment on HSB’s current policy in effect as of the date of this Agreement (the “Premium Cap”) and, in the event the cost of such coverage shall exceed that amount, ABCB shall purchase as much coverage as possible for such amount. In lieu of the foregoing, ABCB may obtain at or prior to the Effective Time a prepaid “tail” policy providing coverage equivalent to that described in the preceding sentence for an aggregate price of no more than the Premium Cap.

(c)          Any Indemnitee wishing to claim indemnification under Section 5.9(a) shall promptly notify ABCB in writing upon learning of any Claim, provided that failure to so notify shall not affect the obligation of ABCB under Section 5.9(b) unless, and to the extent that, ABCB is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether arising before or after the Effective Time), (i) ABCB shall have the right to assume the defense thereof and ABCB shall not be liable to such Indemnitees for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitees in connection with the defense thereof; provided, however, that ABCB shall not have the right to assume the defense thereof (but will be apprised of the status of such defense) if ABCB’s interests may materially conflict with the Indemnitees’ interests with respect to such Claim, in which case ABCB shall continue to be liable to such Indemnitees for legal expenses of other counsel and other expenses reasonably incurred by such Indemnitees (provided that ABCB shall only be obligated to pay the reasonable fees and expenses of one such counsel, which shall be reasonably acceptable to ABCB); (ii) the Indemnitees will cooperate in the defense of any such matter in good faith; (iii) ABCB shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); (iv) ABCB shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnitee in the manner contemplated hereby is prohibited by Applicable Law; and (v) without the prior written consent of the applicable Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), ABCB shall not settle or compromise or consent to the entry of any judgment in any such Claim unless such settlement, compromise or consent includes an unconditional release of such Indemnitee for all liability arising out of such Claim.

(d)          The provisions of this Section 5.9 are intended for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any Indemnitee may have under HSB Charter Documents, by contract or otherwise. In the event ABCB or any of its successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of ABCB or the purchaser of its assets and properties shall assume the obligations set forth in this Section 5.9. This Section 5.9 shall survive the Effective Time.

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5.10        Efforts to Consummate. Subject to the terms and conditions of this Agreement, each of HSB and ABCB agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VI hereof, and shall cooperate fully with the other party hereto to that end.

5.11        Information Systems Conversion. From and after the date hereof, ABCB and HSB shall use their commercially reasonable efforts to facilitate the integration of HSB with the business of ABCB following consummation of the transactions contemplated hereby and shall meet on a regular basis to discuss and plan for the conversion of the telecommunications, data processing and related electronic information systems of HSB and each of its Subsidiaries (the “Information Systems Conversion”) to those used by ABCB, which planning shall include the following: (a) discussion of third-party service provider arrangements of HSB and each of its Subsidiaries; (b) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by HSB and any of its Subsidiaries in connection with their systems operations; (c) retention of outside consultants and additional employees to assist with such conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate such conversion, as soon as practicable following the Effective Time. ABCB shall promptly (within thirty (30) days of such request) reimburse HSB on request for any reasonable and documented out-of-pocket fees, expenses or charges that HSB may incur as a result of taking, at the request of ABCB, any action prior to the Effective Time to facilitate the Information Systems Conversion.

5.12        No Control of Other Party’s Business. Nothing contained in this Agreement shall give ABCB, directly or indirectly, the right to control or direct the operations of HSB or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give HSB, directly or indirectly, the right to control or direct the operations of ABCB or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of HSB and ABCB shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.

5.13        Tax Matters.

(a)          For federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and as such term is used in Sections 354 and 361 of the Code. After the date of this Agreement (including after the Effective Time) subject to the other terms and conditions in this Agreement, each party hereto shall take any action that is required to cause the Merger to qualify, and will not take any actions or cause any actions to be taken which would reasonably be likely to prevent the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code. All parties hereto shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

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(b)          The chief financial officer of each of ABCB and HSB shall execute and deliver to Rogers & Hardin LLP and Alston & Bird LLP certificates substantially in the form agreed to by the parties and such firms at such time or times as may reasonably be requested by such firms, including at the time the Registration Statement is filed with the SEC and the Effective Time, in connection with each firm’s delivery of its tax opinion pursuant to Section 6.2(d) and Section 6.3(d). Each of ABCB and HSB shall use commercially reasonable efforts to cause such opinions to be delivered and not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 5.13(b).

(c)          ABCB and HSB shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to such Taxes, and shall reasonably cooperate in attempting to minimize the amount of such taxes.

5.14        Nasdaq Listing. ABCB shall, as promptly as practicable, file all documents, take all actions reasonably necessary and otherwise use commercially reasonable efforts to (i) list, prior to the Effective Time, the shares of ABCB Common Stock to be issued to the holders of HSB Common Stock as part of the Merger Consideration in connection with the Merger or (ii) make such post-Closing filings with the Nasdaq as may be required by the applicable rules thereof.

5.15        Litigation and Claims.

(a)          ABCB shall promptly notify HSB in writing of any Proceeding, or of any claim, controversy or contingent liability that might reasonably be expected to become the subject of a Proceeding, against ABCB or its Subsidiaries, if such Proceeding or potential Proceeding is reasonably likely to result in a Material Adverse Change in ABCB. ABCB shall promptly notify HSB in writing of any Proceeding, pending or, to ABCB’s Knowledge, threatened against ABCB or its Subsidiaries, that (i) questions or would reasonably be expected to question the validity of this Agreement, the Bank Merger Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by ABCB or Ameris with respect hereto or thereto or (ii) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

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(b)          HSB shall promptly notify ABCB in writing of any Proceeding, or of any claim, controversy or contingent liability that might reasonably be expected to become the subject of a Proceeding, against HSB or any of its Subsidiaries, if such Proceeding or potential Proceeding is reasonably likely to result in a Material Adverse Change in HSB. HSB shall promptly notify ABCB in writing of any Proceeding, pending or, to HSB’s Knowledge, threatened against HSB or any of its Subsidiaries, that (i) questions or would reasonably be expected to question the validity of this Agreement, the Bank Merger Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by HSB or its Subsidiaries with respect hereto or thereto or (ii) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. HSB shall give ABCB the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against HSB or its directors or Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without ABCB’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless the payment of all such damages and related expenses by HSB is reasonably expected by HSB, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by HSB) under HSB’s existing director and officer insurance policies, including any tail policy.

5.16        Retention Bonus Program. HSB and Hamilton may implement a retention plan (the “HSB Retention Program”) for the benefit of certain employees and officers of HSB and Hamilton as determined by HSB, and in each case as agreed to by ABCB (which agreement will not be unreasonably withheld or delayed), which HSB Retention Program shall involve aggregate benefits to such employees and officers of up to $900,000 (or such greater amount as ABCB and HSB may agree), which shall be payable to such employees and officers that remain employed by HSB or its Subsidiaries until the Closing Date. ABCB may, in its sole discretion, establish a retention program focused on the retention of HSB and Hamilton employees and officers following the Closing Date (the “ABCB Retention Program”). HSB shall cooperate with ABCB, at ABCB’s request, in the development and implementation of the ABCB Retention Program.

5.17        Termination of Stockholders’ Agreement. HSB agrees to use its commercially reasonable efforts to obtain from those shareholders who are a party to, and whose consent is required to terminate, that certain Stockholders’ Agreement dated as of February 28, 2011, as amended by that certain First Amendment to the Stockholders’ Agreement dated as of April 5, 2013 and that certain Second Amendment to the Stockholders’ Agreement dated as of May 19, 2014 (as so amended, the “Stockholders’ Agreement”), with respect to shares of HSB Common Stock, and deliver to ABCB as soon as practicable, but in no event later than ten (10) days prior to the Closing, an executed counterpart of a termination agreement that is reasonably satisfactory to ABCB in form and substance and that provides for the termination of the Stockholders’ Agreement.

5.18        Director Resignations. HSB shall use commercially reasonable efforts to cause to be delivered to ABCB resignations, to be effective as of the Effective Time, of all the directors of HSB and its Subsidiaries.

5.19        Non-Solicitation Agreements. Concurrently with the execution and delivery of this Agreement and effective as of the Effective Time, HSB has caused all of the directors of HSB and Hamilton to execute and deliver the Non-Solicitation Agreements.

5.20        Trust Preferred Securities. Upon the Effective Time, ABCB, or a Subsidiary of ABCB, shall assume the performance and observance of the covenants and conditions to be performed by HSB relating to the trust preferred securities of Cherokee Statutory Trust I (the “Trust Preferred Securities”), including the payment of the principal of and premium, if any, and interest on the Trust Preferred Securities. In connection therewith, ABCB, or its applicable Subsidiary, and HSB shall execute and deliver any supplemental indentures, and the parties hereto shall provide any opinion of counsel to the trustee thereof, required to make such assumptions effective.

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ARTICLE VI

conditions to close

6.1          Conditions to Each Party’s Obligations. Each party’s obligation to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by the party entitled to the benefit thereof:

(a)          No Orders. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Applicable Law or Order (whether temporary, preliminary or permanent) which has the effect of making illegal or preventing or prohibiting the consummation of the transactions contemplated by this Agreement.

(b)          HSB Shareholder Approval. This Agreement, the transactions contemplated hereby (including the Merger) and any other matter required to be approved by the HSB Shareholders in order to consummate the Merger and the transactions contemplated hereby shall have been approved by action by the HSB Shareholders holding the requisite voting power under the Charter Documents of HSB and Applicable Law and as required by the Stockholders’ Agreement (the “HSB Shareholder Approval”).

(c)          Regulatory Approvals. All Regulatory Approvals shall have been obtained and shall remain in full force and effect and shall not contain or result in the imposition of any Materially Burdensome Regulatory Condition as contemplated by Section 5.3(a), and all statutory waiting periods in respect thereof shall have expired or been terminated.

(d)          Registration Statement. The Registration Statement shall have been effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the Securities Act relating to the issuance of the shares of ABCB Common Stock issuable pursuant to the Merger shall have been received.

(e)          Listing. The shares of ABCB Common Stock to be issued in the Merger as part of the Merger Consideration shall have been approved for listing and be freely tradeable on the Nasdaq, subject to official notice of issuance.

(f)           Bank Merger. The parties shall stand ready to consummate the Bank Merger immediately after the Merger.

6.2          Conditions to Obligations of ABCB. The obligations of ABCB to consummate the transactions contemplated hereby are also subject to the satisfaction, or waiver by ABCB, at or prior to the Closing Date of the following conditions:

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(a)          Accuracy of Representations and Warranties. Each of the representations and warranties of HSB set forth in this Agreement (other than in Section 3.7) or in any certificate or agreement delivered by HSB pursuant to the provisions hereof shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Change,” “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” “materially” or words of similar import) as of the date of this Agreement and as of the Closing Date, with the same effect as though all such representations and warranties had been made on and as of such date (except to the extent such representations and warranties speak as of a particular date, in which case they shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HSB; provided, however, that the representations and warranties in Section 3.7 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(b)          Compliance with Covenants and Obligations. HSB shall have performed and complied in all material respects with all of its covenants and obligations required by this Agreement to be performed or complied with prior to or at the Closing Date.

(c)          HSB Closing Deliverables. HSB shall have delivered to ABCB, each of the certificates, instruments, agreements, documents, assets and other items required to be delivered by it pursuant to Section 2.15 at or prior to the Closing Date.

(d)          Tax Opinion. ABCB shall have received a written opinion of Rogers & Hardin LLP dated as of the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Rogers & Hardin LLP will be entitled to receive and rely upon customary certificates and representations of the chief financial officer of each of HSB and ABCB as referenced in Section 5.13(b).

(e)          Appraisal Shares. Appraisal Shares shall be less than ten percent (10%) of the issued and outstanding shares of HSB Common Stock.

(f)           No Material Adverse Effect. Since the date of this Agreement, (i) no event, change, occurrence, circumstance, condition, effect or development has occurred that has had a Material Adverse Effect on, or that has resulted in a Material Adverse Change in, HSB or Hamilton and (ii) no event, change, occurrence, circumstance, condition, effect or development has occurred that may reasonably be expected to have a Material Adverse Effect on HSB or Hamilton.

6.3          Conditions to the Obligations of HSB. The obligation of HSB to consummate the transactions contemplated by this transaction is also subject to the satisfaction, or waiver by HSB, at or prior to the Closing Date of the following conditions:

(a)          Accuracy of Representations and Warranties. Each of the representations and warranties of ABCB set forth in this Agreement (other than in Section 4.7) or in any certificate or agreement delivered by ABCB pursuant to the provisions hereof shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Change,” “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” “materially” or words of similar import) as of the date of this Agreement and as of the Closing Date, with the same effect as though all such representations and warranties had been made on and as of such date (except to the extent such representations and warranties speak as of a particular date, in which case they shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ABCB; provided, however, that the representations and warranties in Section 4.7 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

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(b)          Compliance with Covenants and Obligations. ABCB shall have performed and complied in all material respects with all of its covenants and obligations required by this Agreement to be performed or complied with prior to or at the Closing Date.

(c)          ABCB Closing Deliverables. ABCB shall have delivered to HSB, each of the certificates, instruments, agreements, documents, assets and other items required to be delivered by it pursuant to Section 2.16 at or prior to the Closing Date.

(d)          Tax Opinion. HSB shall have received a written opinion of Alston & Bird LLP dated as of the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and to include such other matters as such firm and HSB shall mutually agree upon. In rendering such opinion, Alston & Bird LLP will be entitled to receive and rely upon customary certificates and representations of the chief financial officer of each of HSB and ABCB as referenced in Section 5.13(b).

(e)          No Material Adverse Effect. Since the date of this Agreement, (i) no event, change, occurrence, circumstance, condition, effect or development has occurred that has had a Material Adverse Effect on, or that has resulted in a Material Adverse Change in, ABCB or Ameris and (ii) no event, change, occurrence, circumstance, condition, effect or development has occurred that may reasonably be expected to have a Material Adverse Effect on ABCB or Ameris.

ARTICLE VII

TERMINATION

7.1          Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)          by the mutual written consent of HSB and ABCB;

(b)          by either HSB, on the one hand, or ABCB, on the other, if the Closing Date shall not have occurred on or before December 31, 2018; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing Date to occur on or prior to such date;

(c)          by either HSB, on the one hand, or ABCB, on the other, in the event of:

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(i)          (A) with respect to representations and warranties set forth in this Agreement that are not qualified by the term “material” or do not contain terms such as “Material Adverse Change” or “Material Adverse Effect,” a material breach of any of such representations or warranties by the other party; or (B) with respect to representations and warranties set forth in this Agreement that are qualified by the term “material” or contain terms such as “Material Adverse Change” or “Material Adverse Effect,” any breach of any of such representations or warranties by the other party, in each case, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach, and which breach or breaches, in the opinion of the non-breaching party, would be reasonably likely to result in a failure to satisfy any condition to ABCB’s or HSB’s obligations set forth in Section 6.2 or Section 6.3, respectively; or

(ii)         a material breach by the other party of any of its obligations contained in this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach, and which breach or breaches, in the opinion of the non-breaching party, would be reasonably likely to result in a failure to satisfy any condition to ABCB’s or HSB’s obligations set forth in Section 6.2 or Section 6.3, respectively;

(d)          by either HSB, on the one hand, or ABCB, on the other, if (i) final action has been taken by a Regulatory Agency whose approval is required in connection with this Agreement or the Bank Merger Agreement and the transactions contemplated hereby or thereby, which final action (x) has become final and nonappealable and (y) does not approve this Agreement or the Bank Merger Agreement or the transactions contemplated hereby or thereby, or (ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or final nonappealable judgment which has the effect of making illegal the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement;

(e)          by ABCB or HSB (provided, in the case of HSB, that it shall not be in breach of any of its obligations under Section 2.14), if the HSB Shareholder Approval shall not have been obtained at the HSB Shareholders’ Meeting;

(f)           by ABCB if (i) the board of directors of HSB (or any committee thereof) shall have failed to make the HSB Recommendation or shall have made an Adverse Recommendation Change (including by, in the case of a tender or exchange offer, failing to promptly recommend rejection of such offer) or (ii) HSB shall have materially breached any of the provisions set forth in Section 2.14 or Section 5.8;

(g)          by HSB, prior to the HSB Shareholders’ Meeting, and provided that HSB has complied in all material respects with Sections 2.14 and 5.8, in order to enter into an agreement relating to a Superior Proposal; or

(h)          by HSB, at any time during the four (4) Business Day period immediately following the Determination Date, if both of the following conditions are satisfied:

(i)          the quotient obtained by dividing the Average ABCB Determination Date Stock Price by the Starting Price (such quotient being the “ABCB Ratio”) shall be less than 0.85; and

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(ii)         the ABCB Ratio shall be less than eighty-five percent (85%) of the quotient of (x) the Average Index Price divided by (y) the Index Price on the Starting Date (such quotient being the “Index Ratio”);

provided, however, that if HSB refuses to consummate the Merger pursuant to this Section 7.1(h), it shall give prompt written notice thereof to ABCB (and provided that such HSB written notice of election to terminate may be withdrawn at any time within the aforementioned four (4) Business Day period). During the three (3) Business Day period commencing with its receipt of such notice ABCB shall have the option to increase the Merger Consideration by either (A) increasing the Exchange Ratio (calculated to the nearest one-one-thousandth) or (B) provided that it does not, and will not, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (as determined by ABCB’s and HSB’s outside legal counsel), paying, as part of the Merger Consideration, a cash payment in addition to, and not in lieu of, the Per Share Cash Consideration and Per Share Stock Consideration otherwise payable in accordance with Section 2.7(a) (such cash payment, the “Additional Cash Payment Per Share”), in each case of the immediately preceding clauses (A) and (B), such that the value of the Per Share Stock Consideration (calculated based on the Average ABCB Determination Date Stock Price and including any Additional Cash Payment Per Share) to be received by each recipient of the Merger Consideration equals the lesser of the following: (1) an amount equal to the product of the Starting Price, 0.85 and the Exchange Ratio (as in effect immediately before any increase in the Exchange Ratio pursuant to this Section 7.1(h)); and (2) an amount equal to (x) the product of the Index Ratio, 0.85, the Exchange Ratio (as in effect immediately before any increase in the Exchange Ratio pursuant to this Section 7.1(h)) and the Average ABCB Determination Date Stock Price, divided by (y) the ABCB Ratio. If ABCB so elects within such three (3) Business Day period, then it shall give prompt written notice to HSB of such election and the revised Exchange Ratio or the Additional Cash Payment Per Share, as applicable, whereupon no termination shall have occurred pursuant to this Section 7.1(h) and this Agreement shall remain in effect in accordance with its terms, provided that any references in this Agreement to the “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as increased pursuant to this Section 7.1(h), if applicable, and any references in this Agreement to the Merger Consideration shall thereafter include the Additional Cash Payment Per Share as set forth in this Section 7.1(h), if applicable.

7.2          Effect of Termination.

(a)          In the event of termination of this Agreement by a party pursuant to Section 7.1, written notice thereof shall promptly be given to the other party hereto, and upon such notice this Agreement shall terminate. Except as provided under this Section 7.2 or otherwise expressly in accordance with the terms of this Agreement, upon termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and of no further force and effect, there shall be no liability on the part of any party hereto to the other party, and all rights and obligations of any party hereto shall cease and the parties shall be released from any and all obligations hereunder; provided, however, that (i) the provisions of Section 5.4(d), this Section 7.2 and Article VIII shall survive any such termination and (ii) nothing herein shall relieve any party from liability for damages resulting from fraud or the willful breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

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(b)          Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated pursuant to Section 7.1(f) or Section 7.1(g), then HSB shall, within three (3) Business Days of such termination, pay to ABCB the sum of $14,000,000 (the “Termination Fee”) by wire transfer of immediately available funds.

(c)          Notwithstanding anything to the contrary in this Agreement, in the event that (i) an Acquisition Proposal with respect to HSB shall have been communicated to or otherwise made known to the shareholders, senior management or board of directors of HSB, or any Person or group of Persons shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to HSB after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by ABCB pursuant to Section 7.1(c) or (B) by ABCB or HSB pursuant to Section 7.1(e) and (iii) prior to the date that is twelve (12) months after the date of such termination HSB consummates a transaction of a type set forth in the definition of “Acquisition Proposal” or enters into an Acquisition Agreement, then HSB shall, on the earlier of the date such transaction is consummated or any such Acquisition Agreement is entered into, pay to ABCB the Termination Fee by wire transfer of immediately available funds.

(d)          The parties acknowledge that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement. Accordingly, if HSB fails to pay timely any Termination Fee payable by it pursuant to this Section 7.2, then HSB shall pay to ABCB its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with collecting such Termination Fee, together with interest on the amount of the fee at the prime annual rate of interest (as published in The Wall Street Journal) plus two percent (2%) as the same is in effect from time to time from the date such payment was due under this Agreement until the date of payment.

(e)          Notwithstanding anything to the contrary in this Agreement, other than in connection with fraud or a willful and material breach of this Agreement, the payment of the Termination Fee pursuant to this Section 7.2 shall fully discharge HSB from, and be the sole and exclusive remedy of ABCB with respect to, any and all losses that may be suffered by ABCB based upon, resulting from or arising out of the circumstances giving rise to the termination of this Agreement. In no event shall HSB be required to pay the Termination Fee on more than one occasion.

ARTICLE VIII

MISCELLANEOUS

8.1          Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt) or (d) by reputable courier service to the applicable party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the other party hereto. All notices shall be deemed effective upon delivery.

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If to ABCB, to:

Ameris Bancorp

310 First Street, S.E.

Moultrie, Georgia 31768

Attn: Mr. Edwin W. Hortman, Jr.

Email: edwin.hortman@amerisbank.com

with a copy (which shall not constitute notice to ABCB) to:

Rogers & Hardin LLP

2700 International Tower

229 Peachtree Street, N.E.

Atlanta, Georgia 30303

Attn: Jody L. Spencer, Esq.

Email: jspencer@rh-law.com

If to HSB, to:

Hamilton State Bancshares, Inc.

1907 Highway 211

Hoschton, Georgia 30548

Attn: Robert C. Oliver

Email: boliver@hamiltonstatebank.com

with a copy (which shall not constitute notice to HSB) to:

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street

Suite 4900

Atlanta, Georgia 30309-3424

Attn: Christopher C. Frieden, Esq.

Email: chris.frieden@alston.com

8.2          Entire Agreement. This Agreement (including the Disclosure Schedules hereto), together with the Voting Agreement and the other documents and agreements delivered at the Closing Date pursuant to the provisions hereof constitute the full and entire understanding and agreement of the parties hereto in respect of its subject matter, and supersedes all prior agreements, understandings (oral and written) and negotiations between or among the parties with regard to such subject matter. The Disclosure Schedules and the Confidentiality Agreement constitute a part hereof as though set forth in full herein.

8.3          Amendments. This Agreement (including the Disclosure Schedules attached hereto) may not be modified, amended, supplemented, canceled or discharged, except by a written instrument executed by all parties hereto.

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8.4          Waivers. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. Any waiver, permit, consent or approval of any kind or character by any party of any breach or default under this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

8.5          Binding Effect; Assignment. The rights and obligations of this Agreement shall be binding on and enforceable by the parties hereto and their respective successors and permitted assigns. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by HSB or ABCB without the express prior written consent of the other party. Except for Section 5.9, which is intended to benefit each Indemnitee and his or her heirs and representatives, or as otherwise specifically provided herein, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. This Agreement may only be enforced against the parties hereto and no past, present or future Affiliate, director, officer, employee, shareholder, agent, attorney or other Representative of any Party hereto has any liability for any obligations or liabilities of the Parties to this Agreement.

8.6          Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia applicable to contracts made and performed entirely within such state, without giving effect to its principles of conflicts of laws.

8.7          Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BANK MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.7.

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8.8          Cumulative Remedies; Specific Performance. All rights and remedies under this Agreement or otherwise afforded by Applicable Law to any party, shall be cumulative and not alternative. Without limiting the rights of a party hereto to pursue all other legal and equitable rights available to such party for another party’s failure to perform its obligations under this Agreement, the parties hereto acknowledge and agree that the remedy at law for any failure to perform their respective obligations hereunder would be inadequate and that each party shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure. Each of the parties hereby further waives any requirement under Applicable Law to post security as a prerequisite to obtaining equitable relief.

8.9          Expenses. Except as otherwise provided in this Section 8.9, each party to this Agreement shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby, whether or not such transactions are consummated, including all fees and expenses of such party’s Representatives. Notwithstanding the foregoing, in the event that this Agreement is terminated by either Party in accordance with its terms due to a failure to obtain any Regulatory Approval from a Governmental Authority necessary to consummate the transactions contemplated by this Agreement (provided that such failure is not primarily related to the financial or regulatory condition of HSB or any of its Subsidiaries) or due to a failure by ABCB or any of its Subsidiaries to satisfy any condition contained in any such Regulatory Approval, then ABCB shall pay HSB $1,500,000 as reimbursement for its internal and external transaction-related costs and expenses. Such payment shall be made within one (1) Business Day after such termination event by wire transfer of immediately available funds to an account specified by HSB.

8.10        Prevailing Party. In the event that any litigation between the parties hereto should arise as the result of any breach or alleged breach of this Agreement, the prevailing party in such litigation shall be entitled to recover its reasonable attorneys’ fees and costs, including attorneys’ fees and costs incurred in litigating entitlement to attorneys’ fees and costs and in determining or quantifying the amount of recoverable attorneys’ fees and costs (through both trial and appellate levels) from the nonprevailing party.

8.11        Counterparts. This Agreement may be executed in counterparts, delivery of which may be by facsimile or other electronic transmission, including in “portable document format” (.pdf), and each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

8.12        Nonsurvival. None of the representations, warranties, covenants and agreements set forth in this Agreement other than this Section 8.12 shall survive the Effective Time, except for those covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

[Remainder of page intentionally left blank; signature page follows.]

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IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger on the day and year first above written.

AMERIS BANCORP

By:	/s/ Edwin W. Hortman, Jr.
Edwin W. Hortman, Jr.
Executive Chairman, President and Chief Executive Officer

HAMILTON STATE BANCSHARES, INC.

By:	/s/ Robert C. Oliver
Robert C. Oliver
Chairman, President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

FORM OF

BANK PLAN OF MERGER AND MERGER AGREEMENT

THIS BANK PLAN OF MERGER AND MERGER AGREEMENT (this “Agreement”) is made and entered into as of the 25th day of January, 2018, by and between Ameris Bank, a Georgia state-chartered bank (the “Surviving Bank”), and Hamilton State Bank, a Georgia state-chartered bank (the “Merging Bank”) (the Merging Bank and the Surviving Bank are hereinafter collectively referred to as the “Constituent Banks”).

WITNESSETH:

WHEREAS, Ameris Bancorp, a Georgia corporation and the sole shareholder of the Surviving Bank (“Ameris”), and Hamilton State Bancshares, Inc., a Georgia corporation and the sole shareholder of the Merging Bank (“Hamilton”), have entered into that certain Agreement and Plan of Merger dated as of January 25, 2018 (the “Holding Company Agreement”), which provides for the merger of Hamilton with and into Ameris (the “Company Merger”);

WHEREAS, the boards of directors of the Constituent Banks deem it advisable and for the benefit of the Constituent Banks that the Merging Bank merge with and into the Surviving Bank immediately upon, and subject to, the consummation of the Company Merger (the “Merger”);

WHEREAS, the Financial Institutions Code of Georgia (the “Code”) authorizes the merger of banks organized under the Code, subject to applicable provisions of the Code and the approval of such merger by the Department of Banking and Finance of the State of Georgia (the “Department”); and

WHEREAS, it is intended that the Merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, for and in consideration of the premises and other mutual agreements, covenants, representations and warranties contained herein, the parties hereto agree as follows:

I.

MERGER; EFFECTIVE TIME

1.1          Merger. At the Effective Time (as hereinafter defined), the Merging Bank shall be merged with and into the Surviving Bank, in accordance with the Code. The Surviving Bank shall survive the Merger, the separate existence of the Merging Bank shall cease and the Merger shall in all respects have the effects provided for in the applicable provisions of the Code.

1.2          Effective Time. Articles of Merger evidencing the transactions contemplated herein shall be delivered to the Department for filing, subject to the consummation of the Company Merger in accordance with the Holding Company Agreement, in accordance with the Code. The Merger shall be effective as of the issuance of a certificate of merger with respect thereto by the Secretary of State of the State of Georgia or such other date and time as the parties shall agree consistent with applicable provisions of the Code (the “Effective Time”).

II.

NAME OF SURVIVING BANK; ARTICLES OF

INCORPORATION; BYLAWS; DIRECTORS; OFFICERS

2.1          Name of Surviving Bank. The name of the Surviving Bank shall be “Ameris Bank”.

2.2          Articles of Incorporation of the Surviving Bank. The Articles of Incorporation of the Surviving Bank in effect at the Effective Time shall (until further amended) continue to be the Articles of Incorporation of the Surviving Bank.

2.3          Bylaws of the Surviving Bank. The Bylaws of the Surviving Bank in effect at the Effective Time shall (until further amended) continue to be the Bylaws of the Surviving Bank.

2.4          Directors of the Surviving Bank. At the Effective Time, the directors of the Merging Bank immediately prior thereto shall cease to hold office, and each director of the Surviving Bank immediately prior thereto shall remain a director of the Surviving Bank and shall thereafter hold such office for the remainder of his or her term of office and until his or her successor has been elected and qualified, or as otherwise provided in the Articles of Incorporation or the Bylaws of the Surviving Bank or by the Code.

2.5          Executive Officers of the Surviving Bank. At the Effective Time, the executive officers of the Merging Bank immediately prior thereto shall cease to hold office, and each executive officer of the Surviving Bank immediately prior thereto shall remain an executive officer of the Surviving Bank, and each of the foregoing shall thereafter hold such office for the remainder of his or her term of office and until his or her successor has been elected or appointed and qualified, or as otherwise provided in the Articles of Incorporation or the Bylaws of the Surviving Bank or by the Code.

III.

SECURITIES

The shares of the capital stock of the Constituent Banks shall be converted as follows:

3.1          Stock of the Surviving Bank. At the Effective Time, each share of the common stock of the Surviving Bank issued and outstanding immediately prior to the Effective Time shall remain outstanding, shall be unaffected by the consummation of the Merger and shall continue to be held by Ameris.

3.2          Stock of the Merging Bank. At the Effective Time, each share of the common stock of the Merging Bank issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action by the holder thereof, be cancelled, and no consideration shall be delivered in exchange therefor.

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IV.

GENERAL

4.1          Approval of Shareholders and the Department. This Agreement, and the consummation of the Merger contemplated hereby, is subject to approval by the shareholders of the Constituent Banks and by the Department and all other applicable regulatory authorities.

4.2          Necessary Action. The directors and officers of the Constituent Banks shall carry out and consummate this Agreement and shall have the power to adopt all resolutions, execute and file all documents and take all other actions that they may deem necessary or desirable for the purpose of effecting the merger of the Constituent Banks in accordance with this Agreement and the Code.

4.3          Counterparts. This Agreement may be executed in counterparts, delivery of which may be by facsimile or other electronic transmission, including in “portable document format” (.pdf), and each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

4.4          Termination.

(a)          Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of the Merging Bank or the Surviving Bank, this Agreement shall be terminated and the Merger shall be abandoned automatically and without the necessity of any further action by any party in the event of the termination of the Holding Company Agreement, and this Agreement otherwise may be terminated and the Merger abandoned at any time prior to the Effective Time:

(i)          by mutual consent of the boards of directors of the Constituent Banks;

(ii)         by the board of directors of either the Surviving Bank or the Merging Bank in the event that the Merger shall not have been consummated by December 31, 2018; or

(iii)        by the board of directors of either the Surviving Bank or the Merging Bank in the event that any of the conditions precedent to the consummation of the Merger cannot, through no fault of the terminating party, be satisfied or fulfilled by December 31, 2018.

(b)          In the event of the termination and abandonment of this Agreement pursuant to Section 4.4(a) hereof, this Agreement shall become void and of no effect.

[Remainder of page intentionally left blank; signature page follows.]

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IN WITNESS WHEREOF, each of the parties to this Agreement has caused this Agreement to be signed and delivered by its duly authorized officer, as of the date first written above.

AMERIS BANK

By:
Dennis J. Zember Jr.
Chief Executive Officer

HAMILTON STATE BANK

By:
Robert C. Oliver
Chairman, President and Chief Executive Officer

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Exhibit B

FORM OF

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of January 25, 2018, is entered into by and among Ameris Bancorp, a Georgia corporation (“ABCB”), Hamilton State Bancshares, Inc., a Georgia corporation (“HSB”), and each person or entity executing this Agreement or a counterpart to this Agreement as a shareholder of HSB (each, a “Shareholder”).

WITNESSETH:

WHEREAS, pursuant to the terms of the Agreement and Plan of Merger (as the same may be amended or supplemented, the “Merger Agreement”), dated as of the date hereof and to be executed by ABCB and HSB concurrently with the execution of this Agreement by the parties hereto, HSB will, subject to the terms and conditions set forth therein, merge with and into ABCB, with ABCB being the surviving entity (the “Merger”); and

WHEREAS, as an inducement for ABCB to enter into the Merger Agreement, ABCB has required that each Shareholder enter into this Agreement;

NOW, THEREFORE, in consideration of, and as a material inducement to, the parties entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by them in connection therewith, the parties hereto agree as follows:

1.           Definitions. Capitalized terms not defined in this Agreement have the respective meanings assigned to them in the Merger Agreement.

2.           Effectiveness. If the Merger Agreement is terminated for any reason in accordance with its terms, this Agreement shall automatically terminate and be null and void and of no effect. The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by the parties thereto.

3.           Voting Agreement.

(a)          From the date hereof until the earliest to occur of (x) the Effective Time, (y) the entry without the prior written consent of such Shareholder into any amendment or modification of the Merger Agreement, or any written waiver of HSB’s rights under the Merger Agreement made in connection with a request from ABCB, in each case, which results in a decrease in, or change in the composition of, the Merger Consideration payable to such Shareholder and (z) the termination of the Merger Agreement in accordance with its terms (the “Support Period”), each Shareholder irrevocably and unconditionally agrees that at any shareholder meeting of HSB, except as otherwise agreed to in writing in advance by ABCB, to approve the Merger Agreement or any adjournment or postponement thereof, such Shareholder shall be present (in person or by proxy) and shall vote (or cause to be voted) all shares of HSB Common Stock beneficially owned by such Shareholder as of the date hereof, together with all shares of HSB Common Stock over which such Shareholder may acquire beneficial ownership from time to time after the date hereof, in each case that are entitled to vote at such meeting (collectively, the “Owned Shares”), as follows:

(i)          in favor of (A) the approval or adoption of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the board of directors of HSB and adopted in accordance with the terms thereof) and (B) the approval of any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the Merger Agreement; and

(ii)         against (A) any action or agreement that would be reasonably likely to impair the ability of either ABCB or HSB to complete the Merger, or that would otherwise be inconsistent with, prevent, materially impede or materially delay the consummation of the transactions contemplated by the Merger Agreement, and (B) other than the transactions contemplated by the Merger Agreement, any proposal that is in favor of or that would facilitate an Acquisition Proposal, without regard to the terms of such proposal.

(b)          Each Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of HSB, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

(c)          Each Shareholder represents and warrants and covenants and agrees that, except for this Agreement, such Shareholder (i) has not entered into, and shall not enter into during the Support Period, any voting agreement or voting trust with respect to the Owned Shares and (ii) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Owned Shares except any proxy to carry out the intent of this Agreement.

4.           No Solicitation. Each Shareholder acknowledges that such Shareholder has received a copy of the Merger Agreement. With respect to any Shareholder that is an officer, director or other Representative of HSB or any Subsidiary of HSB, such Shareholder, in its capacity as a shareholder of HSB, shall not, directly or indirectly, take any action prohibited by Section 5.8 of the Merger Agreement.

5.           Transfer Restrictions Prior to Merger. Each Shareholder agrees that it will not, until the HSB Shareholder Approval has been obtained, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or enter into any contract to sell, transfer, assign, pledge, lien, hypothecate or otherwise dispose of, any of such Shareholder’s Owned Shares, including the right to vote any Owned Shares, as applicable (a “Transfer”); provided, however, that the following Transfers shall be permitted: (a) Transfers by will or operation of Law (as such term is defined in the Merger Agreement), in which case this Agreement shall bind the transferee; (b) Transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to the date of Transfer, to be bound by the terms of this Agreement; (c) Transfers in connection with estate and tax planning purposes, including Transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to the date of Transfer, to be bound by the terms of this Agreement; and (d) Transfers to one or more Affiliates of such Shareholder, including, but not limited to, any Transfer between such Shareholder and any other fund managed by such Shareholder or an Affiliate of such Shareholder, so long as such transferee, concurrently with such Transfer, agrees to become bound by this Agreement as a “Shareholder.

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6.           Cooperation. Each Shareholder hereby: (i) authorizes ABCB and HSB to publish and disclose in any disclosure required by the SEC or by Applicable Law or in the Proxy Statement/Prospectus (and, if applicable, the Registration Statement), such Shareholder’s identity and ownership of the Owned Shares, the nature of such Shareholder’s obligations under this Agreement and any other information that ABCB or HSB reasonably determines is required to be disclosed in connection with the Merger and the transactions contemplated by the Merger Agreement; (ii) agrees to promptly give to ABCB and HSB any information ABCB or HSB may reasonably require for the preparation of any such disclosure documents; and (iii) agrees to promptly notify ABCB and HSB of any required corrections with respect to any information supplied by such Shareholder, if and to the extent that such information shall have become false or misleading in any material respect; provided, however, that this Section 6 shall not require any Shareholder to disclose the identity of, or any information relating to, any investor in such Shareholder or any fund managed by any Affiliate of such Shareholder except to the extent such Shareholder or such fund or Affiliate is permitted to do so by any applicable investment agreement, partnership agreement or other agreement governing any such investor's investment in such Shareholder or any fund managed by any Affiliate of such Shareholder.

7.           Representations and Warranties. Each Shareholder represents and warrants to ABCB that:

(a)          such Shareholder has all requisite capacity and authority to enter into and perform its obligations under this Agreement;

(b)          this Agreement has been duly and validly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery of this Agreement by ABCB and HSB, constitutes a valid and legally binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the general principles of equity, and no other action that has not already been taken is necessary to authorize the execution and delivery by such Shareholder or the performance of its obligations hereunder;

(c)          the execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of its obligations hereunder and the consummation by such Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which such Shareholder is a party or by which such Shareholder is bound, or any statute, rule or regulation to which such Shareholder is subject or, in the event that such Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of such Shareholder;

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(d)          if such Shareholder is married and any of the Owned Shares constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, binding and enforceable, this Agreement has been (or promptly shall be) duly and validly executed and delivered by, and constitutes a valid and legally binding agreement of, such Shareholder’s spouse, enforceable in accordance with its terms;

(e)          the Owned Shares as of the date hereof are equal to the number of shares set forth next to such Shareholder’s name on Exhibit A hereto; and

(f)           except as noted on Exhibit A hereto, such Shareholder has, and at all times during the term of this Agreement shall have, beneficial ownership of, good and valid title to and full and exclusive power to vote, without restriction or limitation, the Owned Shares (other than any such shares that are Transferred in the manner permitted by this Agreement).

8.           Waiver of Certain Rights. To the extent permitted by Applicable Law, each Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or to demand fair value for such Shareholder’s Owned Shares in connection with the Merger, in each case, that such Shareholder may have under Applicable Law.

9.           Entire Agreement; Assignment. This Agreement is irrevocable. The exhibits hereto are incorporated as a part of this Agreement. This Agreement (and, to the extent referenced herein, the Merger Agreement) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto; provided, however, that the rights under this Agreement are assignable by ABCB or HSB to any successor-in-interest.

10.         Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that each of ABCB and HSB would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by any Shareholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which ABCB or HSB may be entitled (including monetary damages), each of ABCB and HSB shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. Each Shareholder further agrees that none of ABCB, HSB or any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10, and each Shareholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If any legal action or other proceeding is brought against any party hereto to enforce any provision of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the party against which such action or proceeding is brought, in addition to any other relief to which such prevailing party may be entitled.

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11.         Governing Law and Enforceability. This Agreement is governed by, and shall be interpreted in accordance with, the laws of the State of Georgia, without regard to any applicable conflict of law principles. If any court determines that the restrictions set forth in this Agreement are unenforceable, then the parties request such court to reform these provisions to the maximum restrictions, term or scope that such court finds enforceable.

12.         Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

13.         Individual Obligations; No Liability; Release.

(a)          This Agreement is binding on each Shareholder that executes this Agreement regardless of whether any other Shareholder(s) also executed this Agreement. The obligations of each of the Shareholders under this Agreement are several and not joint, and all references to actions to be taken by the Shareholders, or representations and warranties to be made, under this Agreement refer to actions to be taken or representations and warranties to be made by Shareholders acting severally and not jointly. Except for any liability for claims, losses, damages, liabilities or other obligations arising out of a Shareholder’s breach of or inaccuracy in its representations and warranties hereunder or failure to perform its obligations hereunder, ABCB agrees that no Shareholder will be liable for claims, losses, damages, liabilities or other obligations resulting from or relating to the Merger Agreement, including any breach by HSB of the Merger Agreement.

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(b)          Effective for all purposes as of the Effective Time, and subject in all events to the consummation of the Merger, ABCB, on behalf of itself and its predecessors (including HSB) and its and their officers, directors, managers and equity holders, hereby (i) unconditionally and irrevocably and forever releases and discharges each Shareholder and its past, present and future employees, Affiliates, agents, attorneys, representatives and financial advisors (each, hereinafter referred to as a “Shareholder Released Party” and, collectively, as the “Shareholder Released Parties”) of and from, and hereby unconditionally and irrevocably waives, in each and every case only in any such Person’s capacity as a Shareholder or beneficial shareholder of HSB, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at law or in equity that such party ever had or now has against any Shareholder Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever relating to such Person’s ownership of Shares or status as a Shareholder and (ii) expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Notwithstanding any provision hereof to the contrary, nothing contained herein shall operate to release any obligations of any Shareholder arising under this Agreement.

14.         Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by ABCB, HSB and the applicable Shareholder(s), and (ii) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15.         Number; Gender. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

16.         Non-Survival of Representations and Warranties. The representations and warranties of the Shareholders contained herein shall not survive the earlier of the termination of this Agreement and the Effective Time.

17.         Construction. The words “include,” “includes” and “including” as used in this Agreement shall be deemed to be followed by the words “without limitation” whether or not such words appear.

18.         Capacity as Shareholder. This Agreement shall apply to each Shareholder solely in such Shareholder’s capacity as a shareholder of HSB and shall not apply any manner to any Shareholder in any capacity as a director or officer of HSB or its Subsidiaries or in any other capacity (and shall not limit or affect any actions taken by any person in such person’s capacity of director or officer of HSB or its Subsidiaries, including by causing HSB to exercise its rights under the Merger Agreement).

19.         Headings. The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

20.         Counterparts. This Agreement may be executed in counterparts, delivery of which may be by facsimile or other electronic transmission, including in “portable document format” (.pdf), and each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[Remainder of page intentionally left blank; signature pages follow.]

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SIGNED as of the date first set forth above:

AMERIS BANCORP		HAMILTON STATE BANCSHARES, INC.

By:		By:
	Edwin W. Hortman, Jr.		Robert C. Oliver
	Executive Chairman, President and Chief Executive Officer		Chairman, President and Chief Executive Officer

[Signature Page to Voting and Support Agreement]

SHAREHOLDER:

Printed or Typed Name of Shareholder

Signature/By:

Name:

Title:

(Provide Name and Title if signing in a representative capacity for a Shareholder that is not an individual)

[Signature Page to Voting and Support Agreement]

Exhibit A

Number of Owned Shares
Director, Executive Officer or Shareholder	Name(s) in Which Shares are Registered	Voting Common Stock	Non-Voting Common Stock

Exhibit C

FORM OF

DIRECTOR NON-SOLICITATION AGREEMENT

THIS DIRECTOR NON-SOLICITATION AGREEMENT (this “Agreement”) is entered into as of the 25th day of January, 2018, by and between Ameris Bancorp, a Georgia corporation (“Ameris”), which is the holding company of Ameris Bank, a Georgia state-chartered bank (“Ameris Bank”), and the undersigned director (“Director”) of Hamilton State Bancshares, Inc., a Georgia corporation (“Hamilton”), and/or Hamilton State Bank, a Georgia state-chartered bank and wholly owned subsidiary of Hamilton (“Hamilton State Bank”), is conditioned upon consummation of the Merger (as hereinafter defined) and shall become effective at the Effective Time provided in the Merger Agreement (as hereinafter defined).

WITNESSETH:

WHEREAS, the respective boards of directors of each of Ameris and Hamilton have determined that the Agreement and Plan of Merger, dated as of the date hereof, by and between Ameris and Hamilton (as the same may be amended or supplemented, the “Merger Agreement”) and the business combination and related transactions contemplated thereby are in the best interests of their respective entities and shareholders;

WHEREAS, subject to the terms of the Merger Agreement, Hamilton will merge with and into Ameris, with Ameris being the surviving entity (the “Merger”);

WHEREAS, the parties hereto acknowledge that Director, as a director of Hamilton and/or Hamilton State Bank, occupies a unique position of trust and confidence with respect to Hamilton and Hamilton State Bank;

WHEREAS, the parties further acknowledge that, by virtue of this position, Director has acquired significant knowledge relating to the business of Hamilton and Hamilton State Bank;

WHEREAS, the board of directors of Ameris has determined that it is in the best interests of Ameris and its shareholders to protect the business and goodwill associated with the business of Hamilton and Hamilton State Bank by agreeing to certain restrictions with respect to Director’s use and disclosure of confidential information as well as the solicitation of customers and employees following the completion of the Merger;

WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by Hamilton, as a condition and inducement to the willingness of Ameris to enter into the Merger Agreement and complete the Merger, Director will enter into and perform this Agreement; and

WHEREAS, Director has agreed to accept such limitations on his ability to compete with the Ameris and Ameris Bank following the Merger as an inducement for Ameris to execute the Merger Agreement;

NOW, THEREFORE, for and in consideration of the premises and for other good and valuable consideration, including, without limitation, the Merger Consideration to be received by Director, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.           Certain Definitions.

(a)          “Affiliated Company” means any company or entity controlled by, controlling or under common control with Ameris or Hamilton, including Ameris Bank and Hamilton State Bank.

(b)          “Confidential Information” means all information regarding Hamilton, Ameris, and their Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed (whether as employees or independent contractors) by Hamilton, Ameris or their respective Affiliated Companies, that is not generally disclosed publicly to persons not employed by Hamilton, Ameris or their respective Affiliated Companies (except to their regulatory authorities and pursuant to confidential or other relationships where there is no expectation of public disclosure or use by third Persons), and that is the subject of reasonable efforts to keep it confidential, and/or where such information is subject to limitations on disclosure or use by Applicable Law. “Confidential Information” shall include, without limitation, all customer information, customer lists, confidential methods of operation, lending and credit information, commissions, product/service formulas, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans of Hamilton, Ameris or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of Hamilton, Ameris or their respective Affiliated Companies, and information concerning the pricing of products and services, strategy, tactics and financial affairs of Hamilton, Ameris or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets” or any equivalent term under any other Applicable Law. “Confidential Information” shall not include information that (i) has become generally available to the public other than as a result of Director’s breach of this Agreement, (ii) is obtained by Director from one who has the right to disclose such information without violating any right or privilege of Hamilton or Ameris or their respective Affiliated Companies or any duty owed to any of them, (iii) was rightfully in the possession of a Person prior to receipt of such Confidential Information, directly or indirectly, from Director or (iv) is independently developed by a Person without reference to or use of Confidential Information.

(c)          Capitalized terms not defined in this Agreement have the respective meanings assigned to them in the Merger Agreement.

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2.           Nondisclosure of Confidential Information.

(a)          Director agrees (i) to maintain the confidentiality of Confidential Information and (ii) except as required by Law, not to use, distribute, disclose or otherwise disseminate Confidential Information or any physical embodiments thereof. In the event that Director is required by Law to disclose any Confidential Information, Director will: (A) if and to the extent permitted by Law, provide Ameris with prompt notice of such requirement prior to the disclosure so that Ameris may waive the requirements of this Agreement or seek an appropriate protective order at Ameris’s sole expense; and (B) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment. If, in the absence of a waiver or protective order, Director is nonetheless, in the opinion of his or her counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is required to be disclosed. Director also acknowledges and agrees that trading in Ameris securities using material non-public information may violate federal and state securities Laws and agrees to comply with such securities Laws.

The confidentiality obligations under this Agreement shall (x) with regard to Confidential Information that constitutes a trade secret under Applicable Law, remain in effect as long as such information constitutes a trade secret under Applicable Law, and (y) with regard to all other Confidential Information, remain in effect for so long as such information constitutes Confidential Information, or three (3) years, whichever is shorter.

(b)          Director and Ameris agree that Director’s obligations under these nondisclosure covenants are separate and distinct from other provisions of this Agreement, and a failure or alleged failure of Hamilton and Ameris to perform their obligations under any provision of this Agreement or other agreements with Director shall not constitute a defense to, or waiver of the enforceability of, these nondisclosure covenants. Nothing in this provision or this Agreement shall limit any rights or remedies otherwise available to Hamilton, Ameris or any Affiliated Company under Applicable Law.

3.           Nonrecruitment and Nonsolicitation Covenants.

(a)          Director hereby agrees that for one (1) year following the Effective Time, Director shall not, without the prior written consent of Ameris, directly or indirectly, on behalf of himself or any other Person, solicit, recruit or hire any employee of Ameris or any of Ameris’s Affiliated Companies who was an employee of Hamilton or Hamilton State Bank during the two year period ending on the Effective Time; provided, however, that it shall not be a breach of this Section 3(a) if a company on which Director serves as a member of the board of directors solicits, recruits or hires any employee of Ameris or any of Ameris’s Affiliated Companies without direction from Director. Nothing in this Section 3(a) is intended to prohibit general advertising or general solicitation not specifically directed at employees of Ameris or any of Ameris’s Affiliated Companies or the solicitation, recruitment or hiring of any person that is not an employee of Ameris at the time of such solicitation, recruitment or hiring.

(b)          Director hereby agrees that for one (1) year following the Effective Time, Director shall not, without the prior written consent of Ameris, directly or indirectly, on behalf of himself or any other Person, solicit or attempt to solicit any customer of Hamilton, Ameris or any of their Affiliated Companies, in each case, with whom Director had Material Contact on behalf of Hamilton or Hamilton State Bank in the course of Director’s service as a director of Hamilton or Hamilton State Bank; provided, however, that it shall not be a breach of this Section 3(b) if a company on which Director serves as a member of the board of directors solicits or attempts to solicit any customer of Hamilton, Ameris or any of their Affiliated Companies without direction from Director. For purposes of this Section 3(b), “Material Contact” shall mean a meeting or conversation, in person, in writing (including, but not limited to, email), or via telephone, with a client of Hamilton or Hamilton State Bank regarding the client’s account or Hamilton’s or Hamilton State Bank’s products, services, expertise and/or capabilities.

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(c)          Director acknowledges that Ameris and each of its Affiliated Companies has a current and future expectation of business from the current and proposed customers of Hamilton and Hamilton State Bank as a result of the acquisition of Hamilton by Ameris. Director acknowledges that the term and scope of the covenants set forth in this Agreement are reasonable and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Director agrees that his position as a director of Hamilton and/or Hamilton State Bank involves information relating to all aspects of the business activities of Hamilton and/or Hamilton State Bank. Director further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Director and Ameris agree that if any portion of the foregoing covenants is deemed to be unenforceable because the time or scope of activities restricted is deemed to be too broad, then the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under Applicable Law. Director acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to Ameris and its Affiliated Companies and that Ameris will be entitled to exercise all rights, including, without limitation, seeking one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, in any federal or state court of competent jurisdiction without the necessity of posting any bond or security (all of which are waived by Director), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the right to damages.

4.           Successors. This Agreement is personal to Director and is not assignable by Director, and none of Director’s duties hereunder may be delegated. This Agreement may be assigned by, and shall be binding upon and inure to the benefit of, Ameris and any of its Affiliated Companies and their successors and assigns.

5.           Waiver. Failure of any party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

6.           Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

7.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without giving effect to its principles of conflicts of laws.

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8.           Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or three (3) days after mailing if mailed, first class, certified mail, postage prepaid:

to Ameris:	Ameris Bancorp
310 First Street, S.E.
Moultrie, Georgia 31768
Attn: Mr. Edwin W. Hortman, Jr.

to Director:	As set forth on the signature page of this Agreement

Either party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

9.           Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto that makes specific reference to this Agreement.

10.         Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between Ameris and Director with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement between the parties with respect to the subject matter hereof.

11.         Counterparts. This Agreement may be executed in counterparts, delivery of which may be by facsimile or other electronic transmission, and each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[Remainder of page intentionally left blank; signature pages follow.]

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IN WITNESS WHEREOF, Director has executed and delivered this Agreement, and Ameris has caused this Agreement to be executed and delivered, all as of the day and year first above set forth.

AMERIS BANCORP

By:
Edwin W. Hortman, Jr.
Executive Chairman, President and Chief Executive Officer

[Signature pages continue.]

[Signature Page to Director Non-Competition Agreement]

Director:

Printed Name:

Address:

[Signature Page to Director Non-Competition Agreement]